EXHIBIT 7.1

                              INVESTMENT AGREEMENT


                                 BY AND BETWEEN


                        AMERICAN RESOURCES OFFSHORE, INC.


                                       AND


                        BLUE DOLPHIN EXPLORATION COMPANY

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                                TABLE OF CONTENTS

                                                                          PAGE

ARTICLE 1

PURCHASE AND SALE............................................................1
1.1   CERTAIN DEFINITIONS....................................................1
1.2   CLOSING  ..............................................................1
1.3   ISSUANCE OF THE SHARES.................................................2
1.4   PURCHASE PRICE FOR THE SHARES..........................................3
1.5   CLOSING DELIVERIES.....................................................4

ARTICLE 2

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY...............................................................4
2.1   ORGANIZATION AND STATUS................................................4
2.2   SUBSIDIARIES AND JOINT VENTURES........................................4
2.3   CAPITALIZATION.........................................................4
2.4   AUTHORITY..............................................................5
2.5   NO VIOLATION OF AGREEMENTS OR GOVERNING DOCUMENTS......................5
2.6   COMPANY SEC REPORTS AND FINANCIAL STATEMENTS...........................6
2.7   GOVERNMENTAL FILINGS...................................................6
2.8   YEAR 2000..............................................................6
2.9   LIABILITIES OF THE COMPANY.............................................7
2.10  ABSENCE OF CERTAIN CHANGES OR EVENTS...................................7
2.11  PROCEEDINGS............................................................8
2.12  EMPLOYEES..............................................................8
2.13  EMPLOYEE BENEFIT PLANS.................................................9
2.14  TITLE TO AND CONDITION OF REAL PROPERTY...............................11
2.15  INTELLECTUAL PROPERTY.................................................12
2.16  CERTAIN CONTRACTS AND ARRANGEMENTS....................................12
2.17  STATUS OF CONTRACTS...................................................13
2.18  INSURANCE.............................................................13
2.19  PERMITS AND LICENSES..................................................13
2.20  BANK ACCOUNT BALANCES; POWERS OF ATTORNEY.............................14
2.21  TAXES    .............................................................14
2.22  RELATED PARTY INTERESTS...............................................15
2.23  TRANSACTIONS WITH MANAGEMENT..........................................15
2.24  NO OPERATING RESTRICTIONS.............................................15
2.25  BROKERS AND FINDERS...................................................15
2.26  INVESTMENT COMPANY; PUBLIC UTILITY HOLDING ACT........................15
2.27  REGISTRATION RIGHTS...................................................15
2.28  SCHEDULES; UNTRUE STATEMENTS..........................................16

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES
RELATING TO THE PROPERTIES..................................................16
3.1   PROCEEDS OF PRODUCTION................................................16
3.2   INVOICES .............................................................16
3.3   GAS IMBALANCES........................................................16
3.4   GAS PREPAYMENTS.......................................................16
3.5   WELLS    .............................................................17
3.6   AFES     .............................................................17
3.7   CASUALTY .............................................................17
3.8   TITLE    .............................................................17
3.9   PRICING  .............................................................17
3.10  EQUIPMENT.............................................................17
3.11  LEASES   .............................................................18
3.12  GOVERNMENTAL QUALIFICATION............................................18
3.13  ADVERSE CHANGES IN PRODUCTION RATES OR OIL AND GAS RESERVES...........18
3.14  ENVIRONMENTAL LAWS....................................................18
3.15  RESERVE INFORMATION...................................................18

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF INVESTOR..................................19
4.1   ORGANIZATION..........................................................19
4.2   AUTHORITY.............................................................19
4.3   NO VIOLATIONS.........................................................19
4.4   BROKERS  .............................................................19
4.5   BANKRUPTCY............................................................20
4.6   INVESTMENT EXPERIENCE.................................................20
4.7   INVESTMENT INTENT.....................................................20
4.8   REGISTRATION OR EXEMPTION REQUIREMENTS................................20
4.9   SEC REPORTS OF INVESTOR'S PARENT......................................20

ARTICLE 5

OBLIGATIONS PENDING CLOSING.................................................21
5.1   INSPECTION OF THE COMPANY.............................................21
5.2   RETURN OF DATA........................................................21
5.3   ACQUISITION PROPOSALS.................................................21
5.4   OPERATION IN THE ORDINARY COURSE OF BUSINESS..........................22
5.5   BREACHES OF REPRESENTATIONS AND WARRANTIES............................22
5.6   MATERIAL ADVERSE EFFECT...............................................22
5.7   PROXY MATERIALS.......................................................22
5.8   NEGATIVE COVENANTS....................................................23
5.9   OVERHEAD REDUCTION MEASURES DURING INTERIM PERIOD.....................24
5.10  WAIVERS OF AFFILIATE CLAIMS...........................................25

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5.11  CANCELLATION OR EXERCISE OF OPTIONS...................................25
5.12  AFE'S PRIOR CLOSING...................................................25
5.13  VOTING AND SUPPORT AGREEMENT..........................................25
5.14  CONSULTING AGREEMENT..................................................26
5.15  MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT......................26
5.16  BOARD OF DIRECTORS APPOINTMENTS.......................................26

ARTICLE 6

CONDITIONS TO CLOSING.......................................................26
6.1   CONDITIONS PRECEDENT TO OBLIGATIONS OF INVESTOR.......................26
6.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY....................31
6.3   COMMERCIALLY REASONABLE EFFORTS.......................................32

ARTICLE 7

TERMINATION AND WAIVER......................................................32
7.1   TERMINATION...........................................................32
7.2   EFFECT OF TERMINATION.................................................33
7.3   WAIVER   .............................................................33
7.4   EXPENSE ON TERMINATION................................................33

ARTICLE 8

OTHER COVENANTS.............................................................33
8.1   ANTIDILUTION PROTECTION...............................................33
8.2   REGISTRATION RIGHTS...................................................34
8.3   FILING EXPENSES.......................................................37

ARTICLE 9

INDEMNIFICATION.............................................................37
9.1   INDEMNIFICATION OF INVESTOR...........................................37
9.2   INDEMNIFICATION OF THE COMPANY........................................37
9.3   INDEMNIFICATION PROCEDURE.............................................37
9.4   INDEMNITY SHARES......................................................38
9.5   INDEMNIFICATION THRESHOLD.............................................39

ARTICLE 10

MISCELLANEOUS...............................................................39
10.1  CERTAIN DEFINITIONS...................................................39
10.2  FURTHER ASSURANCES....................................................49
10.3  PUBLIC ANNOUNCEMENTS..................................................49
10.4  EXPENSES .............................................................49
10.5  NOTICES AND WAIVERS...................................................49

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10.6  SURVIVAL .............................................................50
10.7  GENDER AND CERTAIN REFERENCES.........................................50
10.8  SUCCESSORS AND ASSIGNS................................................50
10.9  APPLICABLE LAW........................................................50
10.10 DISPUTES .............................................................51
10.11 ARBITRATION...........................................................51
10.12 SEVERABILITY; JUDICIAL MODIFICATION...................................52
10.13 AMENDMENT AND ENTIRETY................................................52
10.14 RIGHTS OF PARTIES.....................................................53
10.15 TIME OF ESSENCE.......................................................53
10.16 COUNTERPARTS..........................................................53



      EXHIBIT 1.4(B)(1)    GOM OPERATIONS ADJUSTMENT........................

      EXHIBIT 5.13         VOTING AND SUPPORT AGREEMENT.....................

      EXHIBIT 5.14         CONSULTING AGREEMENT.............................

      EXHIBIT 5.15         MANAGEMENT AND ADMINISTRATIVE SERVICES
                           AGREEMENT........................................

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                              INVESTMENT AGREEMENT


      This INVESTMENT AGREEMENT (this "AGREEMENT") is entered into on this 30th day of July 1999, by and between American Resources Offshore, Inc., a Delaware corporation (the "COMPANY") with its principal office at 160 Morgan Street, Versailles, Kentucky 40383, and Blue Dolphin Exploration Company, a Delaware corporation (the "INVESTOR") (collectively, the "PARTIES" or individually, a "PARTY").

                               R E C I T A L S:

      WHEREAS, Investor desires to purchase from the Company and the Company desires to sell to Investor, on the terms and conditions herein set forth, shares of the Company's common stock, par value $.00001 per share (the "COMMON STOCK"); and

      WHEREAS, the transactions contemplated by this Agreement represents one of several substantially contemporaneous and mutually contingent transactions whereby the Company intends to Transfer substantially all of its assets and properties, subject to, among other things, the approval of such Transfers by the shareholders of the Company.

      NOW, THEREFORE, for and in consideration of the premises, and the mutual and dependent promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

      1.1 CERTAIN DEFINITIONS. As used in this Agreement, each parenthetically capitalized term in the introduction, recitals and other Sections of this Agreement has the meaning so ascribed to it, and other capitalized terms have the meaning given them in SECTION 10.1.

      1.2 CLOSING. Consummation of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of Porter & Hedges, L.L.P., at 700 Louisiana, Suite 3500, Houston, Texas 77002 immediately following the Shareholders Meeting or at such other time and place as all parties hereto may mutually agree in writing. The date upon which the Closing occurs is referred to herein as the "CLOSING DATE."

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      1.3   ISSUANCE OF THE SHARES.

            (a) Subject to the terms and conditions of this Agreement, the Company agrees to issue to Investor at the Closing, free and clear of all Encumbrances, and Investor agrees to purchase and accept from the Company the number of shares of Common Stock described below:

                  (1) The Company shall issue to Investor a number of shares of Common Stock that will result in Investor owning, immediately after the Closing, 75% of the combined voting power of all classes of the Company's voting securities after giving effect to:

                        (A) the issuance of such shares to Investor at Closing;

                        (B) the conversion of all shares of Preferred Stock
                  owned beneficially or of record by Rick G. Avare and Douglas
                  L. Hawthorne into Common Stock pursuant to their respective Voting and Support Agreements; and

                        (C) the issuance or deemed issuance at Closing of voting
                  securities that the Company becomes obligated to issue as a result of the issuance to Investor of shares of Common Stock at Closing, including pursuant to antidilution rights or other rights to of any Person to acquire Common Stock.

      The shares of Common Stock issuable to Investor pursuant to this SECTION 1.3(A)(1) are referred to as the "PRIMARY SHARES."

                  (2) In addition to the Primary Shares, the Company shall also issue to Investor at Closing and from time-to-time thereafter shares of Common Stock if Investor elects to receive additional shares of Common
      Stock:

                        (A) in lieu of all or any portion of the downward cash
                  adjustments to which Investor would otherwise be entitled pursuant to SECTION 1.4(B); or

                        (B) in full or partial satisfaction of any right of the
                  Investor to indemnification from the Company pursuant to
                  ARTICLE 9.

      Such additional shares of Common Stock that Investor chooses to receive, if any, are referred to as the "ADJUSTMENT SHARES." Investor shall not be required to accept any Adjustment Shares in lieu of cash. If Investor chooses to receive Adjustment Shares, the number of shares of Adjustment Shares shall be determined by dividing the dollar amount of the aggregate downward cash adjustment in the Purchase Price or indemnification amount, as the case may be, by the price per share of Common Stock described in
      SECTION 9.4(B). The Primary Shares and the Adjustment Shares, if any, are collectively referred to herein as the "SHARES."

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      1.4   PURCHASE PRICE FOR THE SHARES.

            (a) In consideration for the issuance of the Shares and the other representations, warranties, covenants and agreements contained herein, Investor shall pay to the Company a purchase price of $4,736,315 which amount shall be subject to adjustments set forth in SECTION 1.4(B) (the purchase price, as adjusted pursuant to this Agreement, being referred to as the "PURCHASE PRICE"). The Purchase Price shall be payable at closing by wire transfer on the Closing Date of immediately available funds to such of the Company's creditors and in such amounts as the Company shall direct in writing and the balance of the Purchase Price not so directed to the Company's creditors shall be paid into the Company's bank account as designated by the Company. The Company shall provide written directions to Investor for payment of the Purchase Price (including all pertinent wire transfer instructions) at least five Business Days before the Closing Date.

            (b) The $4,736,315 price payable by Investor to the Company pursuant to SECTION 1.4(A)(1) shall be subject to each of the following adjustments at
Closing:

                  (1) The Purchase Price shall be adjusted in accordance with the GOM Operations Adjustment, which shall be calculated as set forth on EXHIBIT 1.4(B)(1) hereto.

                  (2) The Purchase Price shall be reduced by all Transaction Costs.

                  (3) The Purchase Price shall be reduced by the amount, if any, by which the total liabilities of the Company at the Closing Date, other than Permitted Liabilities (defined below) exceed $3,802,000.

            (c) "PERMITTED LIABILITIES" shall mean and include:

                  (1)   amounts due under the Residual Note;

                  (2) costs included in the calculation of the GOM Operations
            Adjustment; and

                  (3) AFEs which the Company has committed to pay and which are approved by Investor pursuant to SECTION 5.12.

            (d) The determination of the Purchase Price shall be made in accordance with generally accepted accounting principles as consistently applied by the Company.

      1.5 CLOSING DELIVERIES. On the Closing Date: (a) the Company shall deliver to Investor duly and validly issued certificates representing the Shares, in such denominations as Investor shall request no later than five Business Days prior to Closing or if no such request is made, in a single certificate; (b) the Company and Investor shall deliver to one another all other documents,

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instruments and agreements as required under this Agreement; and (c) Investor shall pay to the Company the Purchase Price for the Shares.

                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      As material inducements for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the Company hereby makes to Investor the representations and warranties set forth in this ARTICLE 2 and ARTICLE 3 as of the date hereof and the Closing Date, except as specifically set forth in the "EXCEPTION SCHEDULE" in a numbered paragraph that corresponds to the section for which disclosure is made.

      2.1 ORGANIZATION AND STATUS. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and is duly qualified and in good standing as a foreign corporation in each jurisdiction where its properties (whether owned, leased or operated) or its business conducted require such qualification, except where the failure to be so qualified would not have a Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate and lease its property and to carry on its businesses as is now being conducted. The Company has delivered to Investor complete and accurate copies of its Certificate of Incorporation ("CERTIFICATE OF INCORPORATION") and Bylaws ("BYLAWS"), and the charter documents and bylaws of each of its subsidiaries, each as amended to the date hereof.

      2.2 SUBSIDIARIES AND JOINT VENTURES. Except as disclosed on SECTION 2.2 of the EXCEPTION SCHEDULE the Company has no subsidiaries and owns no stock or other interest in any other corporation or in any partnership or limited liability Company, or other venture or entity. Except as disclosed on SECTION
2.2 of the EXCEPTION SCHEDULE, the Company owns all of the issued and outstanding capital stock and other ownership interests of each of its subsidiaries, free and clear of all Encumbrances, and there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, commitments or obligations of any character relating to the securities of any such subsidiary. As of the Closing, the Company will have no subsidiaries.

      2.3 CAPITALIZATION. (a) The Company has authorized capital stock consisting of 50,000,000 shares of Common Stock, of which 12,811,036 shares are issued and 210,890 shares are held in treasury on the date hereof and 3,000,000 shares of Preferred Stock, of which 230,516 shares are issued and outstanding on the date hereof. The shares of Preferred Stock are convertible into an aggregate of 230,516 shares of Common Stock and have voting rights of four votes per share of Preferred Stock. Except as described in SECTION 2.3(A),of the EXCEPTION SCHEDULE there are no arrearages in the payment of dividends on the Preferred Stock. All of the outstanding shares of capital stock of the Company have been duly authorized and are validly issued, fully paid and nonassessable, and no shares were issued, and no options were granted, in violation of preemptive or similar rights of any shareholder or in violation of any applicable Securities Act.

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            (b) Except as set forth on SECTION 2.3(B) of the EXCEPTION SCHEDULE, there are no preemptive rights or any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of the Company of any character relating to the issued or unissued capital stock or other securities of the Company. All shares of capital stock issuable by the Company under the terms of antidilution agreements have been issued. The occurrence of the transactions contemplated by this Agreement will not give rise to any obligation of the Company to issue additional capital stock or other securities pursuant to antidilution rights or any other arrangement, except as contemplated by this Agreement. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its outstanding securities.

      2.4 AUTHORITY. The Company has the corporate power and authority and, except for the approval of its stockholders, has taken all corporate action necessary to execute and deliver this Agreement and the Purchase and Sale Agreement and to consummate the transactions contemplated by such agreements. This Agreement and the Purchase and Sale Agreement and the transactions contemplated by such agreements have been duly and validly authorized by the Board of Directors of the Company, validly executed and delivered by the Company and, as of the Closing Date, will have been duly and validly approved by the shareholders of the Company. This Agreement and the Purchase and Sale Agreement, and the documents and instruments required pursuant to such agreements, constitute the valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

      2.5 NO VIOLATION OF AGREEMENTS OR GOVERNING DOCUMENTS. Except as described in SECTION 2.5 of the EXCEPTION SCHEDULE, neither the execution and delivery of this Agreement or the Purchase and Sale Agreement by the Company nor consummation of transactions contemplated hereby and thereby by the Company will
(a) conflict with the Certificate of Incorporation or the Bylaws of the Company or the charter documents or bylaws of any of its subsidiaries, (b) result in any breach or termination of, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any Encumbrance upon any asset of the Company under, or create any rights of termination, cancellation, modification, amendment, or acceleration in any person under, any Contract, (c) violate any Order, (d) require the consent, approval, authorization, or order of any person or Governmental Authority (other than the shareholders of the Company at the Shareholders Meeting) not heretofore obtained other than those consents or approvals specifically contemplated hereby, or (e) result in the loss or modification or any license, franchise, permit or other authorization granted to or otherwise held by the Company.

      2.6 COMPANY SEC REPORTS AND FINANCIAL STATEMENTS. To the Knowledge of the Company, the Company has filed with the SEC, and has made available to Investor true and complete copies of, all forms, reports, schedules, statements, and other documents required to be filed by it since December 31, 1995 under the Securities Exchange Act of 1934 (the "EXCHANGE ACT") or the Securities Act (each of such forms, reports, schedules, statements, and other documents, to the extent

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filed and publicly available before the date of this Agreement, other than preliminary filings, is referred to as a "SEC DOCUMENT"). Each SEC Document has been timely filed from May 31, 1998 through the Closing Date. Each SEC Document, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements included in the SEC Documents (the "FINANCIAL STATEMENTS") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Company and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The certified public accountants who have certified certain financial statements of the Company included in the SEC Documents are independent public accountants as required by the Securities Act and the rules and regulations thereunder. Investor acknowledges that the Independent Auditors' Report with respect to the Financial Statements as of and for the period ended December 31, 1998 reflects that substantial doubts exist about the Company's ability to continue as a going concern.

      2.7 GOVERNMENTAL FILINGS. To the Knowledge of the Company, no notices, reports or other filings are required to be made by the Company or its subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or its subsidiaries from, any Governmental Authority in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby.

      2.8 YEAR 2000. To the Knowledge of the Company, all computer systems and computers software used by the Company recognize and manipulate date information relating to dates on or after January 1, 2000 and the operation and functionality of such computer systems and such computer software will not be adversely affected by the advent of the year 2000 or any manipulation of data featuring information relating to dates before, on or after January 1, 2000 ("MILLENNIUM FUNCTIONALITY"), except in each case of such computer systems and computer software, the failure of which to achieve Millennium Functionality, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect. The costs of the adaptions necessary to achieve Millennium Functionality are not reasonably likely to have a Material Adverse Effect.

      2.9 LIABILITIES OF THE COMPANY. The Company does not have any liabilities or obligations, either accrued, absolute, contingent, or otherwise, other than those (a) reflected or reserved against in the December 31, 1998 audited consolidated balance sheet of the Company, or (b) incurred in the

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ordinary course of business since December 31, 1998 and which individually and in the aggregate would not have a Material Adverse Effect.

      2.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the January 1, 1999, the Company has not:

            (a) suffered any event, condition or circumstance that has had, or is reasonably likely to have, a Material Adverse Effect;

            (b)   changed any accounting methods, principles or practices;

            (c) conducted any business which is outside the ordinary course of business or not substantially in the manner that the Company previously conducted its business; or

            (d) mortgaged, pledged or subjected to lien, charge, security interest or to any other Encumbrance other than Permitted Encumbrances any of its assets, or amended, modified, or extended any existing lien on or security interest in any such assets;

            (e) Transferred or agreed to Transfer of any of its assets other than oil and gas leases abandoned as non-commercial, and oil and gas equipment sold for fair market value in the ordinary course of business for consideration not in excess of $5,000 in the aggregate;

            (f) waived or released any rights, including cancellation of any debt or accounts receivable;

            (g) settled any claims or Proceedings involving (i) any payment by the Company of an amount over $5,000 in the aggregate, (ii) any stipulations of fact or admissions of liability in any Proceeding, or (iii) any obligation on the part of the Company of a continuing nature;

            (h) except as set forth in SECTION 2.23 of the EXCEPTION SCHEDULE, entered into any agreement with any of its shareholders, directors, officers, employees, or other Affiliates;

            (i) permitted or suffered any amendment, cancellation, modification or termination of any contract, agreement, license, permit or arrangement to which it is a party or to which any of its properties or assets is subject, other than with respect to pricing changes in spot market gas purchase Contracts having a term of 30 days or less;

            (j) lost, canceled, terminated, amended or modified any material lease to which it is a party;

            (k) failed to pay when due any lease obligation, obligation for borrowed money, or failed to pay any trade account payable within 60 days of its due date, or defaulted in respect of any

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other contractual obligation to which the Company is subject, except for billings and invoices being contested in good faith which are described in
SECTION 2.11 of the EXCEPTION SCHEDULE; or

            (l) loaned or advanced any funds to its directors, officers, employees, agents, shareholders, or other Affiliates or to any of its shareholders except for loans or advances made in accordance with customary practices of the Company (consistent with good business practice) for the purpose of defraying ordinary and necessary business expenses incurred by employees in the usual course and scope of their employment and for which proper supporting documentation has been obtained by the Company.

      2.11 PROCEEDINGS. Except as listed on SECTION 2.11 of the EXCEPTION SCHEDULE, no Proceeding is pending or, to the Company's Knowledge, threatened against or relating to the Company, its officers or directors in their capacities as such, or any of the Company's properties, businesses or subsidiaries.

      2.12  EMPLOYEES.

            (a) Each of the Company and each of its subsidiaries has complied with all Laws relating to the employment of labor, including, without limitation, provisions thereof relating to wages, hours, equal opportunity, collective bargaining, the payment of social security and other employment-related taxes, and occupational safety and health.

            (b) Each individual who is currently performing or has performed services to or for either the Company or any ERISA Affiliate as an independent contractor could not reasonably be found by the Internal Revenue Service or any Governmental Authority to be an employee of either the Company or such ERISA Affiliate, as applicable, while such individual was providing services as an independent contractor. The term "ERISA Affiliate" means any other employer that is, or at any relevant time was, together with the Company, treated as a "single employer" under Section 414 of the Internal Revenue Code of 1986, as amended (the "CODE").

            (c) Neither the Company nor any subsidiary is a party to or bound by any collective bargaining or other labor agreement. Neither the Company nor any subsidiary has any labor relations problem pending. To the Knowledge of the Company and any subsidiary, there are no union organizing efforts involving any employees of the Company or any subsidiary.

            (d) There are no workers' compensation claims pending against the Company or any subsidiary at the Closing Date and, to the Knowledge of the Company or any subsidiary at the Closing Date, there exists no set of circumstances that is reasonably likely to give rise to such a claim.

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            (e) To Knowledge of the Company, no employee of the Company or any subsidiary of the Company at the Closing Date is subject to any confidentiality or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of the Company or any subsidiary or that would conflict with the business of the Company.

      2.13  EMPLOYEE BENEFIT PLANS.

            (a) The only "employee pension benefit plans," (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") including, without limitation, any "multiemployer plan" as defined in
Section 3(37) of ERISA), employee welfare benefit plans (as defined in Section 3(1) of ERISA), maintained, contributed to, or required to be contributed to by the Company or any ERISA Affiliate with respect to any employees of the Company or any ERISA Affiliate, or pursuant to which the Company or any ERISA Affiliate may have any liability with respect to any employees of the Company or any ERISA Affiliate, any former employees of the Company or any ERISA Affiliate or any current or former director or officer of the Company (each, a "PLAN") are listed on SCHEDULE 2.13. Without liming the generality of the preceding sentence, the term "Plan" shall include all arrangements, contracts, policies, or practices (whether written or unwritten, qualified or unqualified, funded or unfunded and including any that have been frozen or terminated) relating to any of the following benefits: pension, profit sharing, retirement, supplemental retirement, stock, stock option, basic and supplemental accidental death and dismemberment, basic and supplemental life and health insurance, post-retirement medical or life, welfare, dental, vision, savings, bonus, deferred compensation, incentive compensation, business travel and accident, holiday, vacation, severance pay, salary continuation, sick pay, sick leave, short and long term disability, tuition refund, service award, company car, scholarship, relocation, patent award, fringe benefit, or other employee benefits.

            (b) Set forth on SCHEDULE 2.13 is a true and complete list of: (i) each employment or consulting agreement, arrangement or other understanding that is currently in effect to which the Company or any ERISA Affiliate is a party, by which such entity is bound or pursuant to which such entity is an obligator or a beneficiary, (ii) each agreement, arrangement or other understanding that could result in any severance payment or benefit payable by the Company or any ERISA Affiliate, whether as a result of the Company's execution and performance of the transactions contemplated by this Agreement or otherwise, to any employee, former employee, director, or officer of the Company or any ERISA Affiliate and (iii) each agreement, arrangement or other understanding that could result in a "parachute payment" as defined in Section 280G of the Code (each, an "EXECUTIVE COMPENSATION PLAN"), whether as a result of the Company's execution and performance of the transactions contemplated by this Agreement or otherwise.

            (c) As applicable, with respect to each of the Plans, the Company has delivered to Investor true and complete copies of (i) all Plan documents (including all amendments and modifications thereof) and, in the case of an unwritten Plan, a written description thereof, and in either case all related agreements including, without limitation, trust agreements and amendments thereto, insurance contracts, and investment management agreements, (ii) the two most recent annual reports (Form 5500 and all schedules thereto) filed with the Internal Revenue Service, actuarial reports, financial reports or trustee reports, (iii) the current summary plan descriptions and all modifications thereto and (iv) copies of any private letter rulings, requests and applications for determination and determination letters issued with respect to the Plans within the past five years. As applicable, with respect to each of the Executive Compensation Plans, the Company has delivered to Investor true and complete copies of all Executive Compensation Plan documents (including all amendments and modifications thereof), and, in the case of an unwritten Executive Compensation Plan, a written description thereof, and in either case related agreements including, without limitation, trust agreements and amendments thereto, insurance contracts, and investment management agreements.

            (d) The Company and each ERISA Affiliate are in compliance in all respects with all Laws, including ERISA and the Code, applicable to the Plans. Each Plan has been maintained, operated and administered in compliance in all respects with its terms and any related documents or agreements and the applicable provisions of ERISA and the Code.

            (e) Any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA and which are intended to meet the qualification requirements of Section 401(a) of the Code (each a "PENSION PLAN") now meet, and at all times since their inception have met, the requirements for such qualification and the related trusts are now, and at all times since their inception have been, exempt from taxation under Section 501(a) of the Code.

            (f) All Pension Plans have received determination letters from the IRS to the effect that such Pension Plans are qualified and the related trust are exempt from federal income Taxes and no determination letter with respect to any Pension Plan has been revoked nor, to the Knowledge of the Company and any subsidiary, is there any reason for such revocation, nor has any Pension Plan been amended since the date of its most recent determination letter in any respect which would adversely affect its qualification. Neither the Company nor any ERISA Affiliate has ever contributed to, or been required to contribute to any "multiemployer plan" (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

            (g) No Plan is (or at any time has been) subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA.

            (h) There are no currently pending audits or investigations by any Governmental Authority involving the Plans, no threatened or currently pending claims (except for individual claims for benefits payable in the normal operation of the Plans), Proceedings involving any Plan, any fiduciary thereof or service provider thereto and, to the Knowledge of the Company and any subsidiary, there is no set of circumstances which exists that will give rise to any such claim or Proceeding.

            (i) None of the Company, any ERISA Affiliate, or any employee of the Company or any ERISA Affiliate has engaged in or, in connection with the transactions contemplated by this Agreement, will engage in a "prohibited transaction" within the meaning of Section 406 of ERISA or Section 4975 of the Code and no such person or entity has breached any duty imposed by Title I of ERISA with respect to any Plan. To the Knowledge of the Company and any subsidiary, no other person or entity has engaged or will engage in such a prohibited transaction or breach with respect to any Plan. None of the assets of any Plan is invested in any property constituting "employer real property" or an "employer security" within the meaning of Section 407 of ERISA.

            (j) Any insurance premium under any insurance policy related to a Plan for any period up to and including the Closing shall have been paid or accrued and booked on or before the Closing, and, with respect to any such insurance policy or premium payment obligation, none of the Company, any ERISA Affiliate or Investor shall be subject to a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability.

            (k) No Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement, other than (i) coverage mandated by law or (ii) death or retirement benefits under a Plan qualified under Section 401(a) of the Code.

            (l) With respect to each Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to Section 4980B of the Code, the Company and each ERISA Affiliate comply, and have complied, in all respects with the continuation coverage requirements (including, without limitation, any requirement to provide any notice to any individual) of those provisions and Part 6 of Title I of ERISA.

      2.14 TITLE TO AND CONDITION OF REAL PROPERTY. The Company does not own any real property other than the Properties. SCHEDULE 2.14 contains a list of all real property (other than the Properties) currently leased or occupied by the Company or its subsidiaries (the "LEASED REAL PROPERTY"), including the dates of and parties to all leases and any amendments thereof and a list of all real property previously leased or occupied by the Company or its subsidiaries. All Leased Real Property (including improvements thereon) is in satisfactory condition and repair consistent with its present use, and is available for immediate use in the conduct of the Company business. Neither the operations of the Company or its subsidiaries on any Leased Real Property, nor any improvements on the Leased Real Property, violates any applicable Law, except where such violation would not have a Material Adverse Effect on the Company. The Leased Real Property includes all real property necessary to conduct the business of the Company and its subsidiaries. None of the Leased Real Property has been condemned or otherwise taken by public authority and no such condemnation is, to the Knowledge of the Company, threatened or contemplated.

      2.15 INTELLECTUAL PROPERTY. The Company owns, or has a valid license to use, all software, seismic data and interpretations, maps, well logs, patents, trademarks, service marks, trade names, copyrights, trade secrets, technology, know-how and other intellectual property (collectively, the "INTELLECTUAL PROPERTY") that is or has been used on the premises of the Company in the conduct of the business of the Company. SCHEDULE 2.15 contains a complete and accurate list of all patents, patent applications, trademarks and service marks and related applications, trade names and copyrights owned by or licensed to the Company.
SCHEDULE 2.15 also contains a description of all agreements or licenses relating to the acquisition by, or license to the Company of, such Intellectual Property or under which the Company has sold or granted a right to use any Intellectual Property. All Intellectual Property owned by the Company is owned by it free and clear of any Encumbrance. The conduct of the Company's business does not conflict with or infringe upon any Intellectual Property rights of any other person and no claims of conflict or infringement are pending or threatened against the Company or its subsidiaries. The Company has made all necessary filings and recordations and has paid all required fees and Taxes to maintain ownership of the Intellectual Property.

      2.16 CERTAIN CONTRACTS AND ARRANGEMENTS. SCHEDULE 2.16, contains a complete and accurate list of each of the following types of Contracts:

            (a) Contracts, including any mortgage, note or other instrument, relating to the borrowing of money or the incurrence of indebtedness or the guaranty of any obligation for the borrowing of money;

            (b) any Contract, purchase order or acknowledgment form for the purchase, sale, lease or other disposition of equipment, products, materials or capital assets, or for the performance of services, with respect to which the annual aggregate dollar amount either due to, or payable by, the Company or exceeds $5,000;

            (c) Contracts for the joint performance of work or services, joint venture agreements and all other Contracts pertaining to investments by the Company in other Entities;

            (d) Contracts with respect to the sale or disposition of the Company's capital stock or other securities;

            (e) any Contracts or understandings with outside advisors, consultants, or investment bankers, including any agreements or understandings with Jefferies & Co., Inc. and M2 Capital, Inc.;

            (f) Contracts with parties other than employees of the Company pursuant to which the Company or any of its employees are subject to confidentiality or noncompetition obligations; and

            (g) any other Contract not described in any other Schedule which contains unfulfilled obligations, is not terminable without payment of premium or penalty upon 30 days' notice or less and the annual amount either due to or payable by the Company or any of its subsidiaries exceeds $25,000 for any single contract or $50,000 in the aggregate.

Complete and accurate copies of all such Contracts that are in written form have been delivered to Investor.

      2.17 STATUS OF CONTRACTS. Except as set forth in SECTION 2.17 of the EXCEPTION SCHEDULE, the Company is not in violation of, in default under, or to its Knowledge, in alleged violation of or in alleged default under any Contract, and there has not occurred any event which with lapse of time or giving of notice or both would constitute such a violation or default. The Company is not aware of any default by any other party to any Contract or of any event which (whether with or without notice, lapse of time or both) would constitute a material default by any other party with respect to obligations of that party under any Contract, and, to the Knowledge of the Company, there are no facts that exist indicating that any of the Contracts may be totally or partially terminated or suspended by the other parties. Neither the Company nor any of its subsidiaries at the Closing Date has granted any waiver or forbearance with respect to any of the Contracts. Neither the Company nor any of its subsidiaries is a party to, or bound by, any Contract that the Company can reasonably foresee will result in any material loss to the Company upon the performance thereof (including any liability for penalties or damages, whether liquidated, direct, indirect, incidental or consequential). The Company has not guaranteed, and is not otherwise liable for, the payment or performance by any of its subsidiaries under contract, instrument or other obligation.

      2.18 INSURANCE. SCHEDULE 2.18 contains a complete and accurate list of all policies of fire, liability, worker's compensation and other forms of insurance insuring the Company, its officers or directors, its assets or its operations (the "POLICIES"), setting forth the applicable deductible amounts. All of the Policies are valid, enforceable and in full force and effect, all premiums with respect to the Policies covering all periods up to and including the date as of which this representation is being made have been paid and no notice of cancellation or termination has been received with respect to any Policy. The Policies are sufficient for compliance with all requirements of Law and Contracts to which the Company or any of its subsidiaries is a party and provide insurance for the risks and in the amounts and types of coverage usually obtained by persons using or holding similar properties in similar businesses. Complete and accurate copies of the Policies and all endorsements thereto have been delivered to Investor. The Company has not been refused any insurance coverage and no insurance coverage has been canceled during the three years preceding the date of this Agreement. None of the Policies permit the insurer to retroactively increase or assess premiums based on subsequent claims history. There are no pending Claims made by the Company under the Policies or any other insurance Contracts.

      2.19 PERMITS AND LICENSES. SCHEDULE 2.19 contains a complete and accurate list of all Permits held by the Company, listed by Governmental Authority issuing such Permits. Each of the Company and its subsidiaries holds, and at all times has held, all Permits necessary for the lawful conduct of its business pursuant to all applicable Laws. Each of the Company and its subsidiaries is in compliance with each of the terms of the applicable Permits, and there are no claims of violation by the Company or any of its subsidiaries of any of such Permits. Complete and accurate copies of all Permits held by the Company and its subsidiaries have been delivered to Investor. All Governmental Authorities that have issued any Permits to or with respect to the Company, its business, or subsidiaries have consented or prior to the Closing will have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification of the rights or obligations of the Company or its subsidiaries under any of such Permits.

      2.20 BANK ACCOUNT BALANCES; POWERS OF ATTORNEY. SCHEDULE 2.20 lists (a) the name, address and contact person of each bank or other financial institution in which the Company has an account, safe deposit box or line of credit; (b) the account number, account name and type of account; (c) the dollar amount of each account including any restrictions on the account; and (d) the names of all persons authorized to draw thereon or have access thereto; and the names of all persons, if any, holding powers of attorney to act for the Company.

      2.21 TAXES. The Company and its subsidiaries have filed on a timely basis all federal, state, local, foreign and other returns, reports, forms, declarations and information returns required to be filed by them with respect to Taxes (as defined below) which relate to the business, results of operations, financial condition, properties or assets of the Company or its subsidiaries for all periods (collectively, the "RETURNS") and have paid on a timely basis all Taxes shown to be due on the Returns. All Returns filed are complete and accurate in all material respects and no additional Taxes are owed by the Company or its subsidiaries with respect to the periods covered by the Returns or for any other period. The Company has provided Investor with complete and accurate copies of all Returns for each of the Company's fiscal years ended on or after December 31, 1992. Neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than themselves), whether arising under federal, state, local or foreign law, as a transferee or successor, by contract, or otherwise. Except as set forth on SECTION 2.21 of the EXCEPTION SCHEDULE, neither the Company nor any of its subsidiaries is currently the beneficiary of any extension of time within which to file any Return. Except as set forth on SECTION 2.21 of the EXCEPTION SCHEDULE, no Returns have been examined by the applicable taxing authorities for any period and, except as set forth on SECTION 2.21 of the EXCEPTION SCHEDULE, the Company has not received any notice of audit with respect to any Return or any fiscal year and there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes for any period. No claim has ever been made by an authority in a jurisdiction where the Company or its subsidiaries do not file Returns that they are or may be subject to taxation by that jurisdiction. All Taxes that are or have been required to be withheld or collected by the Company or any of its subsidiaries or predecessors have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws.

      2.22 RELATED PARTY INTERESTS. Except as described in reasonable detail in
SECTION 2.13 or SECTION 2.22 of the EXCEPTION SCHEDULE, no shareholder, officer or director, or former officers or directors of the Company (or any entity owned or controlled by one or more of such parties) (a) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business, (b) is indebted to the Company or its subsidiaries, or (c) has any financial interest, direct or indirect, in any outside business which has significant transactions with the Company. True and complete copies of all agreements listed on SECTION 2.13 and SECTION 2.22 of the

EXCEPTION SCHEDULE have been provided to Investor. The Company is not indebted to any of its shareholders, directors or officers (or any entity owned or controlled by one or more of such parties), except for amounts due under normal salary arrangements and for reimbursement of ordinary business expenses. The consummation of the transactions contemplated by this Agreement or the Purchase and Sale Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment (severance or other) becoming due from the Company to any of its shareholders, officers, directors or employees (or any entity owned or controlled by one or more of such parties).

      2.23 TRANSACTIONS WITH MANAGEMENT. Except as set forth in SECTION 2.13 or
SECTION 2.22 of the EXCEPTION SCHEDULE, the Company is not a party to any Contract with any of its shareholders, directors, officers, employees, or agents, or with any former shareholder, director, officer, employee, or agent of the Company.

      2.24 NO OPERATING RESTRICTIONS. No power of attorney or similar authorization given by the Company or any of its subsidiaries is presently in effect or outstanding. No Contract (i) limits or burdens the freedom of the Company to compete in any line of business or with any person or (ii) limits or burdens the operations of the Company in, or creates rights in favor of other persons with respect to, the ownership of property or conduct of operations within, any area of mutual interest or other geographic area or geological zone.

      2.25 BROKERS AND FINDERS. The Company has incurred no obligation or liability, contingent or otherwise, for brokers', finders' or investment bankers' fees in respect of the matters contemplated by this Agreement, including the Southern Disposition.

      2.26 INVESTMENT COMPANY; PUBLIC UTILITY HOLDING ACT. The Company is not an "investment company" as defined in the Investment the Company Act of 1940, as amended, and the rules and regulations promulgated thereunder, and the Company is not a "holding company" or and "affiliate" of a holding company or public utility as defined in the Public Utility Holding Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

      2.27 REGISTRATION RIGHTS. Except for the registration rights granted herein, or set forth in SECTION 2.27 of the EXCEPTION SCHEDULE, the Company has not agreed to register under the Securities Act the sale of any of securities issued or guaranteed by it.

      2.28 SCHEDULES; UNTRUE STATEMENTS. All schedules furnished by the Company pursuant to this Agreement are true, complete and accurate in all respects and neither omit or contain items required by this Agreement to be contained therein or omitted therefrom, respectively. This Agreement and all other documents and information furnished by the Company or any of their Affiliates or their respective representatives to Investor and its Affiliates or their respective representatives pursuant hereto or in connection with the transactions contemplated by this Agreement do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made herein and therein not misleading.

                                    ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES
                           RELATING TO THE PROPERTIES

      As additional material inducements for the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the Company hereby makes to Investor the representations and warranties set forth in this ARTICLE 3, except as specifically set forth in Exception Schedule in a numbered paragraph that corresponds to the section for which disclosure is made, that as of the date hereof and the Closing Date. Such representations and warranties are in addition to, and not in lieu of, other representations and warranties of the Company contained herein.

      3.1 PROCEEDS OF PRODUCTION. To the Company's Knowledge, (a) all proceeds of production of Hydrocarbons from the Properties are currently being paid to the operator of such Properties, for the Company's account, without the furnishing of indemnity (other than customary warranties contained in division orders, transfer orders or production sales contracts); and (b) no material portion of such proceeds are being held in suspense. SCHEDULE 3.1 describes all Hydrocarbon properties owned by the Company after giving effect to the closing of the Purchase and Sale Agreement and the Southern Disposition.

      3.2 INVOICES. Except as set forth in SECTION 3.2 of the EXCEPTION SCHEDULE, the Company has paid all joint-interest billings and other invoices Attributable to the ownership or operation of the Properties, to the extent that such billings and invoices have been received by the Company and have become due and payable.

      3.3 GAS IMBALANCES. To the Company's Knowledge, there exist no production imbalances affecting the Properties.

      3.4 GAS PREPAYMENTS. Except as set forth in SECTION 3.4 of the EXCEPTION SCHEDULE, the Company is not obligated, by virtue of a prepayment, take-or-pay, production payment or other arrangement, to deliver Hydrocarbons produced from the Properties on or after the January 1, 1999, without receiving full price for such production.

      3.5 WELLS. SCHEDULE 3.5 lists all wells located on the Properties. To the Company's Knowledge, (a) all of the wells located on the Properties have been drilled and completed within the boundaries of the applicable Leases or within the limits otherwise permitted by contract, pooling or unitization agreement or applicable Law, (b) all drilling, completion, development, operation, plugging and abandonment of the wells located on the Properties have been conducted in material compliance with all applicable Laws and (c) except as set forth in
SECTION 3.5 of the EXCEPTION SCHEDULE, there are no wells located on the Properties that (i) the Company is currently obligated by law or contract to plug and abandon; (ii) the Company will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the well is not currently capable of producing Hydrocarbons in commercial quantities; or (iii) are subject to exceptions to a requirement to plug and abandon issued by a Governmental Authority having jurisdiction over the Properties.

      3.6 AFES. Except as set forth on SECTION 3.6 of the EXCEPTION SCHEDULE, there are no outstanding authorizations for expenditure (approved or proposed) that (a) require the drilling of wells or other material development operations to earn or to continue to hold all or any portion of the Properties or (b) obligate the Company to make payments of any material amounts in connection with the drilling of wells or other material capital expenditures affecting the Properties.

      3.7 CASUALTY. To the Company's Knowledge, no Casualty Event has occurred on or since January 1, 1999.

      3.8 TITLE.

            (a) Except as provided in SECTION 3.8(A) of the EXCEPTION SCHEDULE, after giving effect to the transactions contemplated by the Purchase and Sale Agreement, the Company has Marketable Title to the Properties and shall defend title to the Properties against all claims and demands of all Persons whomsoever claiming title to the Properties, or any part thereof, by, through or under the Company, but not otherwise.

            (b) Except as provided in SECTION 3.8(B) of the EXCEPTION SCHEDULE, after giving effect to the transactions contemplated by the Purchase and Sale Agreement, the Company has good and indefeasible title to the Platforms entitling the Company to an undivided ownership interest in each Platform equal to the Company's Working Interest for the Property upon which each Platform is located and the Company shall defend title to the Platforms against all claims and demands of all Persons whomsoever claiming title to the Company's undivided ownership in the Platforms, or any part thereof, by, through or under the Company, but not otherwise.

      3.9 PRICING. To the Company's Knowledge, the prices being received for the production of Hydrocarbons from the Properties do not violate any Contract or Law.

      3.10 EQUIPMENT. To the Company's Knowledge, the Equipment is in good repair, working order and operating condition and is adequate for the operation of the Properties.

      3.11 LEASES. To the Company's Knowledge, (a) the Leases are in full force and effect, by operations approved by the MMS in accordance with applicable Law;
(b) the Company has made available to the Investor true and correct copies of the Leases, including any amendments thereto; (c) the Company has duly performed all of the material obligations under the Leases that are now or will prior to the Closing be required to be performed by the Company; (d) the Company has not received any notice of default under the Leases, nor is any such notice pending; and (e) all rentals and royalties (including minimum royalties, shut-in or otherwise) required to be paid to perpetuate the Leases to the Execution Date have been timely and properly paid to the proper Persons and in the proper amounts.

      3.12 GOVERNMENTAL QUALIFICATION. The Company is qualified with the MMS to own interests in federal Hydrocarbon leases on the Outer Continental Shelf, including the Properties.

      3.13 ADVERSE CHANGES IN PRODUCTION RATES OR OIL AND GAS RESERVES. (a) From the date of this Agreement until the day immediately preceding the Closing Date, the average daily production from the Properties (in all cases net to the Company's interest in the Properties) shall not be less than (i) 14,000 Mcf. per day of natural gas, and (ii) 950 barrels per day of oil and other liquid Hydrocarbons. True and complete copies of the report of each of Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers estimating the Hydrocarbon reserves attributable to the Company's interest in the Properties as of January 1, 1999, have been given to the Investor prior to the date of this Agreement.

            (b) Since January 1, 1999, there has been no material loss of, or decline in, any proved category of Hydrocarbon reserves attributable to the Company's interest in the Properties below that estimated for the Company's interest in the Properties in either of the reserve reports of Netherland, Sewell & Associates, Inc. or Ryder Scott Company Petroleum Engineers as of January 1, 1999, other than declines in reserve volumes as a result of actual production of Hydrocarbons since January 1, 1999 or a reduction in the prices used to calculate reserve volumes.

      3.14 ENVIRONMENTAL LAWS. To the Company's Knowledge, (a) the Company's and each of its subsidiary's assets have been, and are being, operated in material compliance with all applicable Environmental Laws except for minor matters of non-compliance for which potential fines or costs of compliance do not exceed $50,000; and (b) there exists no condition or circumstance whereby the Company or the Company's successor would be obligated to expend any sum of money in excess of $50,000 in connection with any remedial action relating to any environmental condition which, if not performed, would result in a violation of applicable Environmental Laws.

      3.15 RESERVE INFORMATION. The information supplied by the Company to the independent petroleum engineering consultants for the Company for purposes of preparing the reserve reports and estimates of such consultants included in the SEC Reports ("RESERVE REPORTS"), including, without limitation, production, costs of operation and development, current prices for production, agreements relating to current and future operations and sales of production (including all financial hedging arrangements), was true and correct in all material respects on the date supplied and was prepared in accordance with customary industry practices. Netherland, Sewell & Associates, Inc. and Ryder Scott Company Petroleum Engineers, who prepared estimates of the amount and value of proved reserves of the Company as set forth in the SEC Reports, are independent with respect to the Company. The information with respect to the estimated quantities of the Company's proved reserves and the present value of such reserves included in the SEC Reports was prepared in accordance with the rules and guidelines set forth in the rules and regulations of the SEC for inclusion of reserve information in financial statements filed with the SEC.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF INVESTOR

      As material inducements for the execution, delivery and performance of this Agreement by the Company, Investor hereby represents and warrants to the Company that as of the date hereof and the Closing Date:

      4.1 ORGANIZATION. Investor is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, and has all the necessary powers to own its business as now owned and operated by it.

      4.2 AUTHORITY. Investor has the absolute and unrestricted right, and all requisite corporate power and authority to enter into and perform its obligations under this Agreement. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Director's of Investor, validly executed and delivered by Investor This Agreement, and the documents and instruments required hereunder constitutes the valid and binding obligations of Investor enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law.

      4.3 NO VIOLATIONS. Neither the execution and delivery of this agreement by Investor nor the consummation of the transactions contemplated hereby will (i) violate any order, writ, injunction or decree, to which the Investor is subject or by which Investor or any of its assets, business or operations may be bound or affected, or (ii) require the consent, approval, authorization or order of any person or Governmental Authority or court under any agreement, arrangement, commitment, order, writ, injunction or decree not heretofore obtained.

      4.4 BROKERS. Investor has incurred no obligation or liability, contingent or otherwise, for brokers', finders' or investment bankers' fees in respect of the matters provided for in this Agreement that will be the responsibility of the Company; and any such obligation or liability that might exist shall be the sole obligation of Investor.

      4.5 BANKRUPTCY. There are no bankruptcy, reorganization or arrangement Proceedings pending, being contemplated by or, to Investor's knowledge, threatened against Investor.

      4.6 INVESTMENT EXPERIENCE. Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act. Investor is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Investor has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

      4.7 INVESTMENT INTENT. Investor has not been formed for the purpose of acquiring the Shares. Investor is purchasing the Shares for its own account as principal, for investment purposes only, and not with a present view to, or for, resale, distribution or fractionalization thereof, in whole or in part, within the meaning of the Securities Act. Investor understands that its acquisition of the Shares has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Investor's investment intent as expressed herein. Investor will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in compliance with the Securities Act, applicable state Securities Act, and the rules and regulations promulgated thereunder.

      4.8 REGISTRATION OR EXEMPTION REQUIREMENTS. Investor further acknowledges and understands that the Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act or unless an exemption from such registration is available. Investor understands that the certificate(s) evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless (i) they are registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

      4.9 SEC REPORTS OF INVESTOR'S PARENT. Investor has made available to the Company true and complete copies of its parent corporation's Annual Report on Form 10-K for the year ended December 31, 1998 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1999. The financial statements included in such SEC reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position of the Investor's parent and its parent's consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. The certified public accountants who have certified certain financial statements included in such SEC filings of Investor's parent are independent public accountants as required by the Securities Act and the rules and regulations thereunder.

                                    ARTICLE 5

                           OBLIGATIONS PENDING CLOSING

      The Company covenants and agrees that during the Interim Period it will in good faith observe and perform the obligations set forth in this ARTICLE 5.

      5.1 INSPECTION OF THE COMPANY. Investor and its officers, attorneys, accountants and authorized representatives shall continue to have the right, during normal business hours, to inspect the Company's assets, properties, books and records, and to consult with the Company's officers, directors, employees, suppliers, customers, creditors, agents, attorneys and accountants concerning the Company's assets, properties, ownership and operation, as long as such access is not unreasonably disruptive to the Company's operations. Such inspections may reasonably include, for example, environmental and other physical inspections of the Company's properties, review of the Company's books, records of account, tax records, and stock books and records, and a review of records of corporate proceedings, contracts, trademarks, interment records and other business activities and matters in which Investor may have an interest in light of the transactions contemplated by this Agreement. Investor agrees to maintain all information it learns from such inspections in confidence and will not disclose such information except to its officers, directors, employees, attorneys, accountants, creditors, prospective lenders and their attorneys, and other authorized representatives unless such information is or becomes public knowledge through no fault of Investor.

      5.2 RETURN OF DATA. Investor agrees that if this Agreement is terminated for any reason whatsoever, Investor shall, at the Company's request, promptly return to the Company all information and data furnished by or on behalf of the Company to Investor or Investor's Affiliates in connection with this Agreement or Investor's investigation of the Company, and Investor shall deliver to the Company or destroy all copies, extracts or excerpts of such information and data and all documents generated by Investor that contain any portion of such information or data.

      5.3 ACQUISITION PROPOSALS. Except for the Purchase and Sale Agreement, the Company shall not directly or indirectly (i) solicit, initiate or encourage any inquiries or Acquisition Proposals from any Person or (ii) participate in any discussions or negotiations regarding, furnish to any Person other than Investor or its representatives any information with respect to, or otherwise assist, facilitate or encourage any Acquisition Proposal by any other Person. "ACQUISITION PROPOSAL" means any proposal for a merger, consolidation or other business combination involving the Company or for the Transfer of any interest in, or a material portion of, the assets or securities of the Company. The Company shall promptly communicate to Investor the terms of any such written Acquisition Proposals which any the Company or the Company may receive or any written inquiries made to any of them or any of their respective directors, officers, representatives or agents.

      5.4 OPERATION IN THE ORDINARY COURSE OF BUSINESS. The Company shall continue to operate in the usual and ordinary course, and shall not take or fail to take any action which would cause or permit any representation, warranty or covenant of the Company contained in this Agreement to be untrue, inaccurate or incomplete as of the Closing Date. Without limiting the generality of the immediately preceding sentence, the Company shall maintain the goodwill the Company and its business now enjoy, preserve intact the Company's present organization and the manner in which it heretofore has conducted business, and preserve the Company's relationships with others having business dealings with the Company. The Company shall also maintain insurance on all its properties and with respect to the conduct of its business of such kinds and in such amounts as is customary in the type of business in which it is engaged, but not less than that carried by it on December 31, 1998. The Company shall, however, be excused from its obligations under this SECTION 5.4 if, and to the extent that, other provisions of this Agreement specifically require the Company to conduct its affairs in a manner contrary to this SECTION 5.4.

      5.5 BREACHES OF REPRESENTATIONS AND WARRANTIES. The Company shall notify Investor of the discovery by the Company that any representation or warranty of the Company contained in this Agreement is or becomes untrue or will be untrue on the Closing Date. Such disclosure shall be made in writing and within the earlier of 48 hours after discovery or the Closing.

      5.6 MATERIAL ADVERSE EFFECT. The Company shall promptly notify Investor in writing of, and describe in reasonable detail, the occurrence of any event, or the existence of any condition or circumstance, that may have a Material Adverse Effect.

      5.7 PROXY MATERIALS.

            (a) The Company covenants and agrees that promptly after execution of this Agreement, the Company will prepare and file with the SEC a notice of shareholders meeting and proxy statement in form and substance satisfactory to Investor (the "NOTICE AND PROXY STATEMENT") for a meeting of the shareholders of the Company at which the following shall be submitted to the shareholders of the Company for approval (the "SHAREHOLDERS MEETING"):

                  (1)   the Agreement;
                  (2)   the Purchase and Sale Agreement;
                  (3) an increase in the authorized shares of capital stock and Common Stock;
                  (4)   an elimination of the staggered board of directors;
                  (5)   election of new directors designated by Investor;
                  (6)   sale of capital stock of SGC;
                  (7)   sale of substantially all the assets of SGC; and
                  (8) each of the transactions contemplated hereby (collectively, the "PROXY ITEMS").

            (b) The Company further covenants and agrees that it will use Commercially Reasonable Efforts to promptly answer any questions and comply with any comments to the Notice and Proxy Statement which are rendered by the staff of the SEC (and are not subsequently withdrawn or abandoned), and shall otherwise use its Commercially Reasonable Efforts to cause the Notice and Proxy Statement to be cleared by the staff of the SEC for mailing to the Company shareholders at the earliest possible date.

            (c) The Company further represents and warrants to the Investor that the Notice and Proxy Statement: (i) will be prepared and circulated by the Company at least 21 days prior to the Shareholders Meeting; (ii) will be prepared and circulated pursuant to and in compliance with Section 14(a) of the Exchange Act, Regulation 14A of the SEC, all Nasdaq Requirements and all other applicable Laws; (iii) will contain all notices and disclosures to shareholders required by the Delaware General Corporation Law with respect to the Proxy Items and the transactions contemplated thereby; and (iv) will not contain any statement which, at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

            (d) The Company covenants and agrees that: (i) all Common Stock and Preferred Stock owned of record or beneficially by Management will be voted in favor of the approval of all Proxy Items and all transactions contemplated by the Proxy Items at the Shareholders Meeting or any adjournment thereof; (ii) the Board of Directors of the Company shall recommend in the Notice and Proxy Statement that all shareholders of the Company vote for approval of the Proxy Items and all transactions contemplated thereby, and such recommendation will not be revoked or modified.

            (e) The Company covenants and agrees that the approval by a majority of the voting power represented by the outstanding shares of the Common Stock and the Preferred Stock are the only votes of the holders of any class or series of the Company capital stock necessary to approve the Proxy Items. The Preferred Stock have no rights to vote as a class on any of the Proxy Items.

      5.8 NEGATIVE COVENANTS. Except as expressly permitted by this Agreement, from the date hereof until the Closing Date, without first obtaining the express written consent of Investor, the Company will not:

            (a) PROHIBITION OF CERTAIN EMPLOYMENT CONTRACTS. Enter into any contracts of employment;

            (b) PROHIBITION OF CERTAIN LOANS. Borrow for any purpose or issue debt securities, except as is otherwise agreed to in writing by Investor;

            (c) PROHIBITION OF CERTAIN COMMITMENTS. Make any expenditure or incur any liability (whether or not in the ordinary course of business) of more than $500 except (i) pursuant to SECTION 5.12 (AFEs Prior to Closing) with respect to certain AFE's, or (ii) as is otherwise agreed to in writing Investor;

            (d) DISPOSAL OF ASSETS. Sell, dispose of, or encumber, any property or assets, except (i) sales of oil and gas production in the usual and ordinary course of business; (ii) as disclosed in Schedules to this Agreement; or (iii) as may be approved in writing by Investor;

            (e) NO AMENDMENT TO CERTIFICATE OF INCORPORATION. Amend its Certificate of Incorporation or Bylaws or merge or consolidate with or into any other corporation or change in any manner the rights of its Common Stock or Preferred Stock or the character of its business;

            (f) NO ISSUANCE, SALE, OR PURCHASE OF SECURITIES. Issue or sell, or issue options or rights to subscribe to, or enter into any contract or commitment to issue or sell (upon conversion or otherwise), any shares of its equity securities, except upon exercise of employee stock options or warrants that were outstanding as of the date hereof and except for the issuance of Common Stock to pay accrued regular dividends on Preferred Stock;

            (g) RECLASSIFICATIONS. Subdivide or in any way reclassify any shares of its equity securities, or acquire, or agree or acquire, any shares of its equity securities;

            (h) PROHIBITION ON DIVIDENDS. Declare or pay any dividend on shares of its equity securities (other than as required by Preferred Stock) or make any other distribution of assets to the holders thereof;

            (i) SEVERANCE ARRANGEMENTS. Increase the compensation payable to, or grant any severance arrangements to any officer, director, employee, consultant except as disclosed in SECTION 2.23 of the EXCEPTION SCHEDULE;

            (j) BONUS PAYMENTS. Pay any bonuses to any officer, director, employee, consultant or agent; and

            (k) OTHER CHANGES. Take or fail to take any action that would cause its representations and warranties in ARTICLE 2 or ARTICLE 3 hereof (including
SECTION 2.10) to become untrue at or prior to Closing.

      5.9 OVERHEAD REDUCTION MEASURES DURING INTERIM PERIOD. Within five Business Days after the date of this Agreement, the Company shall implement and not rescind the following measures to reduce its expenses:

            (a) The Company shall enter into agreements with certain of its employees including William Gray, Jon Garrett, Jack Bryant, Daniel Hall, and Susan Frisard pursuant to which such the Company and each such employee agree to
(1) terminate the employment of such person, (2) terminate any employment or indemnity agreements with such employee, and (3) release each one another from any further liabilities or obligation. The terms and conditions of each such termination arrangement shall be in form and substance reasonably satisfactory to Investor.

            (b) The Company shall close its office in Metairie, Louisiana and shall terminate its office lease there except with approximately 1,500 square feet currently leased by the Company on the 11th Floor of the building in which its Metairie office located, all on terms reasonably satisfactory to the Investor.

      5.10 WAIVERS OF AFFILIATE CLAIMS. The Company shall obtain and deliver to Investor at Closing copies of written waivers in form and substance satisfactory to Investor from each of the Company's Affiliates (including officers, directors, employees and consultants whose employment or consulting arrangement is terminated during the Interim Period) pursuant to which such persons waive and relinquish any and all rights and causes of action, including without limitation indemnification or contribution rights and claims, whether then known or unknown, that such person may have or that may arise after the Closing Date, against any of the Company's Affiliates which in any way arise out of or in connection with events or circumstances existing on or prior to the Closing Date, including, but not limited to those agreements set forth in SECTION 2.23 of the EXCEPTION SCHEDULE.

      5.11 CANCELLATION OR EXERCISE OF OPTIONS. The Company covenants and agrees that it will, not later than forty-five (45) days prior to Closing, send written notice to each holder of options granted pursuant to its 1994 Compensatory Stock Option Plan that (i) the Company has entered into an agreement to sell substantially all of its assets as part of a reorganization, (ii) the holder has forty-five (45) days to exercise such holder's options granted pursuant to that plan, and (iii) any unexercised options will be canceled prior to the Closing, all in accordance with the applicable terms of the grant agreements pursuant to which such options were granted.

      5.12 AFE'S PRIOR CLOSING. The Company shall notify Investor of any authority for expenditures ("AFE") received by the Company, and the Company shall attempt to farmout the operations to which the AFE relates on the best terms obtainable, failing which the Company shall not consent to the AFE unless:
(i) it receives written consent from Investor to approve the AFE, or the Company's commercial bank advances the necessary cost of the AFE to the Company on terms approved by Investor.

      5.13 VOTING AND SUPPORT AGREEMENT. Within seven (7) days after the date of this Agreement, the Company shall cause each of the stockholders named below to execute and deliver to the Investor a Voting and Support Agreement in substantially the form attached hereto as EXHIBIT 5.13: Rick G. Avare; Douglas Hawthorne; Leonard Nave; Ralph Currie; D. Poole; H. Settle; L. Aldridge; DnB; and TECO. The Company represents and warrants that such stockholders own and have the right to vote Common Stock or Preferred Stock, or both, which in the aggregate represents at least 52% of the voting power of all classes of the Company's voting securities.

      5.14 CONSULTING AGREEMENT. Contemporaneously with the execution and delivery of this Agreement, the Company and the other parties thereto shall enter into the Consulting Agreement in substantially the form attached hereto as
EXHIBIT 5.14 and the Company shall perform its obligations under the Consulting Agreement in accordance with its terms.

      5.15 MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT. On or before the Closing Date, the Company and the other parties thereto shall enter into the Management and Administrative Services Agreement in substantially the form attached hereto as EXHIBIT 5.15 and the Company shall perform its obligations under the Management and Administrative Services Agreement in accordance with its terms.

      5.16 BOARD OF DIRECTORS APPOINTMENTS. Upon execution and delivery of this Agreement, by the Company and Investor, the Company shall cause the following to occur in a manner satisfactory to Investor in form and substance: (a) the number of directors constituting the Board of Directors of the Company shall be increased to nine members; and (b) two nominees selected by Investor shall be appointed to the Company's Board of Directors to serve until the next meeting of the Company's stockholders at which directors are elected.

                                    ARTICLE 6

                              CONDITIONS TO CLOSING

      6.1   CONDITIONS PRECEDENT TO OBLIGATIONS OF INVESTOR.

            (a) The obligations of Investor to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, or to the waiver thereof by Investor in the manner contemplated by SECTION 7.3 at or before the Closing:

                  (1) REPRESENTATIONS AND WARRANTIES OF THE COMPANY TRUE AT CLOSING. The representations and warranties of the Company herein contained shall be true as of and at the Closing with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement;

                  (2) COVENANTS AND AGREEMENTS TO HAVE BEEN PERFORMED. The Company shall have performed and complied with all covenants and other agreements required by this Agreement to be performed or complied with by the Company before the Closing Date;

                  (3) CLOSING CERTIFICATE. The Company shall have delivered to Investor a truthful certificate at the Closing dated as of the Closing Date and executed by the Company's chief executive officer, chief financial officer and chief legal officer confirming the matters in
      SECTION 6.1(A)(1) AND (2);

                  (4) ISSUANCE OF STOCK. The Company shall have tendered for delivery to Investor certificates representing the Shares, free and clear of any Encumbrance;

                  (5) PURCHASE PRICE ADJUSTMENTS. The total reduction in the Purchase Price pursuant to SECTION 1.4(B)(3) shall not exceed $50,000;

                  (6) CLOSING DATE LIABILITIES. All liabilities of the Company other than Permitted Liabilities shall have been paid or otherwise discharged, or the Company shall have sufficient cash resources on the Closing Date (after giving effect to the consummation of the transactions contemplated by this Agreement and the Purchase Agreement) to pay any remaining liabilities in full in accordance with their respective terms;

                  (7) PROCEEDINGS. No Proceeding by any private person or entity or a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated hereby or to seek damages therefrom;

                  (8) CASUALTY EVENT. No Casualty Event shall have occurred during the Interim Period that materially and adversely affects the value of (a) a Property that is producing Hydrocarbons at the time such Casualty Event occurs, (b) any other material Property or (c) a Platform;

                  (9) PURCHASE AND SALE AGREEMENT. All conditions precedent have been satisfied without waiver and the transactions contemplated in the Purchase and Sale Agreement shall close simultaneously with the Closing;

                  (10) SOUTHERN ASSUMPTION AND RELEASE. The transactions contemplated by the Southern Assumption and Release shall have been completed in such a manner that is in form and substance satisfactory to Investor;

                  (11) SOUTHERN DISPOSITION. The transactions contemplated by the Southern Disposition shall have been completed in a manner that is in form and substance satisfactory to Investor;

                  (12) TECO SETTLEMENT. The transactions contemplated by the TECO Settlement shall have been completed in such manner that is in form and substance satisfactory to Investor;

                  (13) DNB NOTE PAYDOWN. The DnB Note Paydown shall occur simultaneously with the Closing;

                  (14) RESIDUAL NOTE. The DnB Note shall have been purchased by Investor at or before the Closing on terms and conditions satisfactory to Investor;

                  (15) NOTE MODIFICATION AGREEMENT. The Note Modification Agreement shall have been executed and delivered by the Company and all other parties thereto;

                  (16) VOTING AND SUPPORT AGREEMENT. Each party that has delivered a Voting and Support Agreement to Investor shall have performed his obligations thereunder in accordance with its terms;

                  (17) NEW DIRECTOR INDEMNITY AGREEMENTS. The Company shall have entered into an Indemnity Agreement with each new director elected at the Shareholders Meeting, such agreements to be in substantially the form of the Indemnity Agreements to which previously elected directors of the Company are parties and otherwise in form and substance satisfactory to Investor;

                  (18) OPTION AND WARRANT TERMINATION. All of the stock options outstanding under the Company's 1994 Compensatory Stock Option Plan and each other option or warrant to purchase any of the Company's securities held by any member of Management shall have been canceled or terminated in form and substance satisfactory to Investor prior to the Closing;

                  (19) VENTURE ARRANGEMENTS. The Company shall have either terminated or reduced its interest in each of its Joint Ventures, as instructed by Investor, all in form and substance satisfactory to Investor;

                  (20) SPLIT-DOLLAR PLAN TERMINATION. The Split-Dollar Agreement dated June 30, 1998 by and among the Company, Rick G. Avare, and Diane L. Avare, Trustee of the Rick G. Avare Irrevocable Life Insurance Trust dated April 6, 1995 shall have been terminated or assigned to Rick G. Avare, all in form and substance satisfactory to Investor;

                  (21) INCENTIVE BONUS PLAN. The Company's Incentive Bonus Plan dated November 12, 1996 shall have been terminated;

                  (22) SUBSIDIARIES. Any subsidiaries of the Company after giving effect to the Southern Disposition, shall have been dissolved or sold in form and substance satisfactory to Investor;

                  (23) SHAREHOLDER APPROVAL. The Company shall have received Shareholder Approval for the transactions contemplated by each of the Proxy Items, including the election of Investor's nominees to the Company's Board of Directors, effective as of the Closing;

                  (24) DIRECTOR RESIGNATIONS. The Company shall have received and accepted the resignation of each the following individuals as directors of the Company, in each case effective as of the Closing:

                        (A)   Douglas Hawthorne
                        (B)   Leonard Nave
                        (C)   David Fox
                        (D)   Joe Shields
                        (E)   Len Aldridge
                        (F)   Robert McIntyre;

                  (25) EMPLOYMENT AGREEMENTS. The Company's employment of, and employment agreements with, each of the following individuals shall have been terminated, such termination to be in form and substance satisfactory to Investor:

                        (A)   Rick G. Avare
                        (B)   William Gray
                        (C)   Ralph Currie
                        (D)   David Stetson
                        (E)   Jon Garrett
                        (F)   Jack Bryant
                        (G)   Daniel Hall
                        (H)   Karen Underwood;

                  (26) AT-WILL EMPLOYEES. Each of the following at-will employees of the Company shall have been terminated from their respective positions with the Company:

                        (A)   Susan Frisard
                        (B)   Tammy Farris
                        (C)   Diana Highley
                        (D)   Debbie Mullins;

                  (27) PREFERRED STOCK. All shares of the Preferred Stock reflected in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 as being owned by Rick G. Avare or Douglas L. Hawthorne shall have been converted on a one-for-one basis to shares of Common Stock, such conversion to be in form and substance satisfactory to Investor;

                  (28) OPINIONS OF COUNSEL. Investor shall have received a favorable opinion, dated as of the Closing Date, from (i) David J. Stetson, general counsel of the Company, (ii) Phillip E. Allen, counsel to the Company, as to certain securities laws matters, and (iii) from Schully, Roberts, Slattery & Jaubert with respect to any preferential rights to purchase and title matters, each in form and substance satisfactory to Investor;

                  (29) CERTIFICATES OF PUBLIC OFFICIALS. The Company shall have delivered to Investor certificates of existence and good standing with respect to the Company issued by the Secretary of State of their respective states of incorporation or other appropriate Governmental Authority;

                  (30) RESOLUTIONS. The Company shall have delivered to Investor copies of resolutions, certified as of the Closing Date by the President and Chief Executive Officer and Secretary of the Company, duly adopted by the Company's Board of Directors approving this Agreement and the transactions contemplated hereby, and approving and authorizing the

      Company's execution and delivery of, and performance of its obligations under this Agreement and Purchase and Sale Agreement;

                  (31) SATISFACTION OF ENCUMBRANCES. With respect to any Encumbrances against any of the Company's assets or Properties (whether or not reflected on the Exception Schedule), (i) the indebtedness or liabilities underlying such Encumbrances (other than the Residual Note) shall have been paid or otherwise satisfied in full and, (ii) the Encumbrances (other than those securing the Residual Note) shall have been released of record or Investor shall have received originally executed releases thereof in recordable form satisfactory to Investor, all in form and substance satisfactory to Investor;

                  (32) MCCLINDON EMPLOYMENT AGREEMENT. Effective as of the Closing Date, that certain employment contract between the Company and Christopher McClindon shall be amended to reduce the term of the agreement to one year from the Closing Date, all in form and substance satisfactory to Investor;

                  (33) DISMISSAL FROM WRIGHT LITIGATION. The litigation filed in the United States Bankruptcy Court in Lexington, Kentucky, case No. 98-05023, styled CASTIL WILLIAMS V. ALPHA GAS DEVELOPMENT INC., ALPHA GAS DEVELOPMENT OF TEXAS, INC., AMERICAN RESOURCES OF DELAWARE, INC., ET al. alleging, among other things, that the transfer of assets of Southern Gas Company Inc. to Southern Gas Co. of Delaware, Inc., was fraudulent, shall have been either settled or dismissed, all in form and substance satisfactory to Investor; and

                  (34) SETTLEMENT OF CHEVRON CONTRACT LIABILITIES. All liabilities of the Company shall have been paid in full or otherwise discharged, all in form and substance satisfactory to Investor, that arise out of or in connection with that certain Contract entitled "Well Drilling and Completion Services Contract South Timbalier 21 Field Offshore, Louisiana" by and between the Company and Chevron U.S.A. Inc. and the Company's performance of such contract, including liabilities or alleged liabilities to Sundowner Offshore Services, Inc.

            (b) OTHER. The items set forth in SECTION 6.1(A) and all other items required to be delivered hereunder, or as may be reasonably requested by Investor to facilitate the Closing, shall be in form and substance satisfactory to Investor.

      6.2   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

            (a) The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions, or to the waiver thereof by the Company in the manner contemplated by SECTION 7.3 at or before the Closing:

                  (1)  REPRESENTATIONS AND WARRANTIES OF INVESTOR TRUE AT
CLOSING.
      The representations and warranties of the Investor herein contained shall be true as of and at the Closing with the same effect as though made at such date, except as affected by transactions permitted or contemplated by this Agreement;

                  (2) COVENANTS AND AGREEMENTS TO HAVE BEEN PERFORMED. The Investor shall have performed and complied with all covenants and other agreements required by this Agreement to be performed or complied with by the Investor before the Closing Date;

                  (3) CLOSING CERTIFICATE. The Investor shall have delivered to Investor a truthful certificate at the Closing dated as of the Closing Date and executed by the Company's duly authorized officer of Investor confirming the matters in SECTION 6.1(B)(1) AND (2);

                  (4) PERFORMANCE. Investor shall have performed in all material respects the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing;

                  (5) SIMULTANEOUS CLOSING OF PURCHASE AND SALE AGREEMENT. All conditions precedent have been satisfied and the transactions contemplated in the Purchase and Sale Agreement shall close simultaneously with the transactions contemplated by this Agreement;

                  (6) NOTE MODIFICATION AGREEMENT. The Note Modification Agreement shall have been executed and delivered by the Investor;

                  (7) SHAREHOLDER APPROVAL. The Company shall have received Shareholder Approval for the transactions contemplated by this Agreement and;

                  (8) RESOLUTIONS. Investor shall have delivered to the Company copies of resolutions, certified as of the Closing Date by the President and Secretary of Investor, duly adopted by Investor's Board of Directors approving this Agreement and consummation of the transactions contemplated hereby, and approving and authorizing Investor's execution and delivery of, and performance of its obligations under this Agreement;

                  (9) OPINION OF INVESTOR'S COUNSEL. The Company shall have received a favorable opinion, dated the Closing Date, from Porter & Hedges, L.L.P., counsel to Investor, with respect to the matters set forth in SECTION 4.1, SECTION 4.2, and SECTION 4.3;

                  (10) PROCEEDINGS. No Proceeding by any private person or entity or a Governmental Authority shall be pending or threatened that seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated hereby or to seek damages therefrom;

                  (11) VENTURE ARRANGEMENTS. If Investor shall require the Company to either terminate or reduce its interest in each of its Joint Ventures, such action shall be taken in form and substance satisfactory to the Company;

                  (12) PURCHASE PRICE ADJUSTMENTS. The total reduction in the Purchase Price pursuant to SECTION 1.4(B)(3) shall not exceed $50,000, excluding (i) any reductions waived by Investor and (ii) any reductions for liabilities of the Company the incurrence or existence of which a constitute breach of this Agreement by the Company; and

                  (13) TENDER OF PURCHASE PRICE. On the Closing Date, Investor shall have tendered to the Company the Purchase Price for the Shares payable at Closing as provided in SECTION 1.4.

            (b) OTHER. The items in SECTION 6.2(A) and all other items required to be delivered hereunder by the Investor or as may be reasonably requested by the Company to facilitate the Closing, shall be in form and substance satisfactory to the Company.

      6.3 COMMERCIALLY REASONABLE EFFORTS. Each of Company and the Investor shall use Commercially Reasonable Efforts to cause the occurrence of the events contained in SECTION 6.1 and SECTION 6.2, respectively, to be satisfied at or before the Closing, to the extent that the occurrence of such events is within the control of any such Party.

                                    ARTICLE 7

                             TERMINATION AND WAIVER

      7.1 TERMINATION. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time (whether before or after the Shareholder Approval) prior to the Closing Date:

            (a)   BY MUTUAL CONSENT.  By mutual consent of Investor and the
Company.

            (b) BY INVESTOR BECAUSE OF FAILURE TO PERFORM AGREEMENTS OR CONDITIONS PRECEDENT. By Investor, if the Company has failed to perform any material agreement set forth herein, or if any condition set forth in SECTION
6.1 hereof has not been met and has not been waived;

            (c) BY THE COMPANY BECAUSE OF FAILURE TO PERFORM AGREEMENTS OR CONDITIONS PRECEDENT. By the Company, if Investor has failed to perform any material agreement set forth herein, or if any condition set forth in SECTION
6.2 hereof has not been met and has not been waived;

            (d) BY THE COMPANY OR INVESTOR BECAUSE OF LEGAL PROCEEDINGS. By either Investor, or the Company if any Proceeding shall be pending or threatened by a Governmental

Authority or before any court or Governmental Authority, in which it is sought to restrain, prohibit, or otherwise affect the consummation of the transactions contemplated hereby; and

            (e) BY INVESTOR OR THE COMPANY. By either Investor or the Company if the terminating party is not in material breach of any of its obligations hereunder and if the transactions contemplated by this Agreement have not been consummated on or before December 31, 1999.

      7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to and in accordance with the provisions of SECTIONS 7.1(A), (D), OR (E) hereof, this Agreement shall become void and have no effect, without any liability on the part of any party hereto (or its shareholders or controlling persons or directors or officers), except as provided in SECTION
7.4. Upon termination of this Agreement pursuant to SECTION 7.1(B) OR (C), the parties hereto shall be entitled to exercise any rights and remedies at law or in equity to which they may be entitled.

      7.3 WAIVER. Subject to the requirements of any applicable Law, any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right to enforce the same. No waiver by any party of any condition, or of the breach of any provision of this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other provision.

      7.4 EXPENSE ON TERMINATION. If the transactions contemplated hereby are abandoned pursuant to and in accordance with the provisions of SECTION 7.1(A),
(D) OR (E) hereof, all expenses will be paid by the party incurring them.

                                    ARTICLE 8

                                 OTHER COVENANTS

      8.1 ANTIDILUTION PROTECTION. The Shares purchased hereunder and shall be subject to the following adjustments:

            (a) The number of shares of Common Stock held by Investor shall be adjusted upon issuance of any shares of Common Stock issued on or after the Closing Date pursuant to any options, warrants, convertible securities, subscription rights, or antidilution rights outstanding as of the Closing Date. The additional number of shares to be issued to Investor under this provision (the "ANTIDILUTION SHARES") shall be determined as follows:


                                   X   = .75
                                  ---
                                  X+Y


                  X =   number of Antidilution Shares.

                  Y = number of shares issued by the Company on or after the Closing Date pursuant to any options, warrants, convertible securities, subscription rights, or antidilution rights outstanding as of the Closing Date.

      8.2 REGISTRATION RIGHTS. The Company covenants and agrees that with respect to the Shares (including any shares issued pursuant to SECTION 8.1 or SECTION 8.4) that:

            (a) DEMAND REGISTRATION RIGHTS. The Company covenants and agrees with Investor that within thirty (30) days after receipt of a written request from Investor, the Company shall file a registration statement (and thereafter use its best efforts to cause such registration statement to become effective under Securities Act) with respect to the offering and sale or other disposition of the Shares (all such securities, together with the Piggy Back Securities, when the context requires, the "REGISTRABLE SECURITIES"). The Company shall continuously maintain the effectiveness of such registration statement for the lesser of (i) 180 days after the effective date of the registration statement or
(ii) the consummation of the distribution by the holders of the Registrable Securities covered by such registration statement (the "TERMINATION DATE"); PROVIDED, HOWEVER, that if at the Termination Date, the securities offered are covered by a registration statement which also covers other securities and which is required to remain in effect beyond the Termination Date, the Company shall maintain in effect such registration statement as it relates to the Registrable Securities for so long as such registration statement (or any subsequent registration statement) remains or is required to remain in effect for any of such other securities. Except with respect to requests to register on Form S-3 (or any successor or similar short-form registration statement ("SHORT-FORM REGISTRATION")), the Company shall not be required to comply with more than three requests for registration pursuant to this SECTION 8.2. The Company shall be required to comply with an unlimited number of Short-form Registrations. All expenses of such registration shall be borne by the Company, including Investor's attorney's fees, if any. Investor hereby acknowledges that it has been advised by the Company that the Company is not currently eligible to use Form S-3 for resales of Registrable Securities.

            (b) PIGGY-BACK REGISTRATION RIGHTS. The Company covenants and agrees with Investor that, in the event the Company proposes to file a registration statement under the Act with respect to the firm commitment offering of Common Stock (other than in connection with an exchange offer or a registration statement on Form S-4 or S-8 or other similar registration statements not available to register securities so requested to be included), the Company shall in each case give written notice of such proposed filing to the Investor at least 30 days before the earlier of the anticipated or the actual effective date of the registration statement and at least ten days before the initial filing of such registration statement and such notice shall offer to Investor the opportunity to include in such registration statement the Shares (the "PIGGY-BACK SECURITIES"). If Investor desires inclusion of Piggy-back Securities in such registration statement, it shall so inform the Company by written notice, given within 10 days of the giving of such notice by the Company in accordance with the provisions herein. The Company shall permit, or shall cause the managing underwriter of a proposed offering to permit, the holders of Piggy-back Securities requested to be included in the registration to include such securities in the proposed offering on the same terms and conditions as applicable to securities of the Company, if any, included therein for the account of any Person other than the Company and Investor. Notwithstanding the foregoing, if any such managing underwriter shall advise the Company in writing that, in its opinion, the distribution of securities by holders thereof, including all or a portion of the Piggy-back Securities, requested to be included in the registration concurrently with the securities being registered by the Company would materially adversely affect the distribution of such securities by the Company for its own account, then Investor shall delay their offering and sale of Piggy-back Securities (or the portions thereof so designated by such managing underwriter) for such period, not to exceed 90 days, as the managing underwriter shall request, provided that if any other securities are included in such registration statement for the account of any Person other than the Company and Investor, then such securities so included shall be apportioned among holders who wish to be included therein pro rata according to amounts so requested to be included by each such Person. No such delay shall in any event impair any right granted hereunder to make subsequent requests for inclusion pursuant to the terms of this SECTION 8.2(B). The Company shall continuously maintain in effect any registration statement with respect to which the Piggy-back Securities have been requested to be included (and so included) for a period of not less than (i) 180 days after the effectiveness of such registration statement or (ii) the consummation of the distribution by the Investor ("PIGGY-BACK TERMINATION DATE"); PROVIDED, HOWEVER, that if at the Piggy-back Termination Date, the Piggy-back Securities are covered by a registration statement which is, or is required to remain, in effect beyond the Piggy-back Termination Date, then the Company shall maintain in effect the registration statement as it relates to the Piggy-back Securities for so long as such registration statement remains or is required to remain in effect for any of such other securities. All expenses of such registration shall be borne by the Company, other than underwriters and brokers fees and commissions.

            (c) OTHER MATTERS. In connection with the registration of Registrable Securities in accordance with Paragraph (a) or (b) above, the Company agrees to:

                  (i) use its best efforts to register or qualify the
            Registrable Securities for offer or sale under state securities or Blue Sky laws of such jurisdictions in which Investor shall designate; provided, that in no event shall the Company be obligated to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to general service of process in any jurisdiction where it is not now so subject, and use its best efforts to do any and all other acts and things which may be necessary or advisable to enable Investor to consummate the Transfer of such securities in any jurisdiction;

                  (ii) enter into indemnity and contribution agreements, each in customary form, with each underwriter, if any, and Investor included in such registration statement; and, if requested, enter into an underwriting agreement containing customary representations, warranties, covenants, allocation of expenses, and customary closing conditions including opinions of counsel, accountants' cold comfort letters and petroleum engineers' reports, with any underwriter who participates in the offering of Registrable Securities;

                  (iii) not issue or create any Registrable Securities with
            registration rights superior to or in parity with the Registrable Securities granted hereunder;

                  (iv) pay all expenses in connection with the registration of the Shares under the Securities Act and compliance with the provisions of clause (i) above; and

            In connection with the registration of Registrable Securities in accordance with Paragraph (b) above, the Investor agrees to enter into an underwriting agreement containing customary representations, warranties, covenants, allocation of expenses, and customary closing conditions, with any underwriter who participates in the offering of Registrable Securities.

            (d) RESTRICTIONS ON PUBLIC SALE BY THE COMPANY. The Company agrees
(i) not to effect any public sale or distribution of any securities similar to the Registrable Securities or any securities convertible into or exchangeable or exercisable for such securities (or any option or other right for such securities)during the 15-day period prior to, and during the 90-day period beginning on the effective date of any registration statement under which the Registrable Securities are registered in accordance with SECTION 8(A) (other than as part of such registration).

            (e) RULE 144. With a view to making available to the Investor the benefits of certain rules of the SEC that may permit the sale of Registrable Securities to the public without registration, the Company hereby covenants and agrees to use its best efforts to: (i) file in a timely manner all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder necessary to permit sales under Rule 144 under the Securities Act, and the Company will take such further action to the extent required from time to time to enable Investor to sell Registrable Securities (whether or not any such securities have been the subject of a demand or piggy-back request under SECTION 8 hereof) without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC and (ii) promptly furnish Investor a copy of all such reports and documents. Upon the request of Investor, the Company will deliver to the Investor a written statement as to whether it has complied with such requirements.

      8.3 FILING EXPENSES. The Company agrees to pay all expenses of, or relating to, any reports required to be filed by Investor with the SEC pursuant to Section 13(d) or Section 16(a) of the Exchange Act and regulations thereunder with respect this Agreement and its ownership of the Company's Common Stock.

                                    ARTICLE 9

                                 INDEMNIFICATION

      9.1 INDEMNIFICATION OF INVESTOR. In addition to any other remedies available to Investor under this Agreement, at law or in equity, the Company shall indemnify, defend and hold harmless Investor and its Affiliates against and in respect of any and all Claims that such indemnified persons shall incur or suffer, which arise, result from or relate to (a) any breach of, or failure by the Company to perform, any of its representations, warranties, covenants or agreements in or under this Agreement, and (b) any act or omission occurring, or event or circumstance existing, in whole or in part, before the Closing Date which relates to the Company (including, without limitation, its business and properties).

      9.2 INDEMNIFICATION OF THE COMPANY. In addition to any other remedies available to the Company under this Agreement, at law or in equity, Investor shall indemnify, defend and hold harmless the Company against and in respect of any and all Claims that the Company shall incur or suffer, which arise, result from or relate to any breach of, or failure by Investor to perform, any of its representations, warranties, covenants or agreements in or under this Agreement.

      9.3 INDEMNIFICATION PROCEDURE. Promptly upon the discovery of facts giving rise to a claim for indemnity under this ARTICLE 9 or the receipt of notice of any Claim, judicial or otherwise, with respect to any matter as to which indemnification may be claimed under this ARTICLE 9 the indemnified party shall give written notice thereof to the indemnifying party together with such information respecting such matter as the indemnified party shall then have; PROVIDED, HOWEVER, that the failure of the indemnified party to give notice as provided herein shall not relieve the indemnifying party of any obligations, to the extent the indemnifying party is not materially prejudiced thereby. If indemnification is sought with respect to a third-party (I.E., one who is not a party to this Agreement) Claim asserted or brought against an indemnified party, the indemnifying party shall be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified, to the extent that it may wish, with counsel reasonably acceptable to such indemnified party. After an indemnifying party notifies an indemnified party of the former's election to so assume the defense of such a third-party Claim, the indemnifying party, shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, other than reasonable and necessary costs of investigation, unless the indemnifying party has failed to assume and diligently prosecute the defense of such third-party Claim and to employ counsel reasonably acceptable to such indemnified person. An indemnifying party who elects not to assume the defense of a third-party Claim shall not be liable for the fees and expenses of more than one counsel in any single jurisdiction for all parties indemnified by such indemnifying party with respect to such Claim or with respect to Claims separate but similar or related in the same jurisdiction arising out of the same general allegations. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying party fails to select counsel reasonably acceptable to the indemnified party of if counsel fails to diligently prosecute, the expenses of such defense to be paid by the indemnifying party. No indemnifying party shall consent to entry of any judgment or enter into any settlement with respect to a claim without the consent of the indemnified party, which consent shall not be unreasonably withheld. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an indemnifying party without the consent of such indemnifying party, which consent shall not be unreasonably withheld.

      9.4   INDEMNITY SHARES.

            (a) If Investor incurs any Claims resulting from the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, Investor shall be entitled to additional shares of Common Stock in satisfaction of such Claims (the "INDEMNITY SHARES").

            (b) The Indemnity Shares shall be calculated as follows:



                N      =     D    x      1      x      A
                            ---         ---
                             P          1-B

                  where:

                  N =   number of Indemnity Shares;

                  D = the dollar amount of Claims for which Investor is entitled to indemnity;

                  P = the price per share of the Common Stock shall be the lesser of (i) $0.16 or (ii) the Closing price of the Common Stock on the principal exchange or trading system on which the Common Stock is then traded on the first full Business Day following the Closing of the Agreement, or if transaction reporting in the Common Stock is not then available for the Common Stock, the average of the high bid and low ask price for the same date;

                  B = the decimal equivalent of the fully diluted percentage of the Common Stock owned by the Investor at the time the Indemnity Shares are issued for "D"; and

                  A = a factor necessary to prevent dilution of Investor as a result of antidilution rights triggered by the Indemnity Shares.

      9.5 INDEMNIFICATION THRESHOLD. Except as provided below, no party shall be entitled to indemnification pursuant to this Article until such time as the aggregate dollar amount of its indemnifiable Claims exceeds $25,000 (the "INDEMNIFICATION THRESHOLD") after which the indemnified party shall be fully indemnified in accordance with this Article for all indemnifiable Claims, including Claims included in calculating the Indemnification Threshold. Indemnification for Claims that should have properly been included in the calculation of the Purchase Price shall not, however, be subject to the Indemnification Threshold.

      9.6 SURVIVAL OF INDEMNIFIABLE CLAIMS. No party shall be entitled to indemnification pursuant to this Article unless demand for indemnification is made on or before March 31, 2001, except that Investor's right to indemnification for the breach of the following Sections which shall survive for the applicable statute of limitations for Claims against the Company in respect of the subject matter of such Sections: Section 2.13, Employee Benefit Plans;
Section 2.21, Taxes; and Section 3.14, Environmental Laws.

                                   ARTICLE 10

                                  MISCELLANEOUS

      10.1  CERTAIN DEFINITIONS.

            (a) As used in this Agreement, each of the following terms has the meaning ascribed to it in this SECTION 10.1:

                  (1) "AAA" shall have the meaning set forth in
      SECTION 10.11(A).

                  (2) "ACQUISITION PROPOSAL" shall have the meaning set forth in
      SECTION 5.3.

                  (3) "AFE" shall have the meaning set forth in SECTION 5.12.

                  (4) "AFFILIATE" when used to indicate a relationship with any Person, means: (i) any corporation or organization of which such Person is an officer, director or partner or is directly or indirectly the beneficial owner of at least 10% of the outstanding shares of any class of equity securities or financial interest therein; (ii) any trust or other estate in which such Person has a beneficial interest or as to which such Person serves as trustee or in any similar fiduciary capacity; (iii) the mother, father, brother, sister, child or spouse of such Person, or of such Person's spouse; or (iv) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, or is acting as agent on behalf of, or as an officer or director of, such Person. As used in the definition of Affiliate, the term "control" (including the terms "controlling," "controlled by" or "under common control with") means the possession, direct or indirect, of the power to direct, cause the direction of or influence the management and policies of a Person, whether through the ownership of voting securities, by contract, through the holding of a position as a director or officer of such Person, or otherwise.

                  (5) "AGREEMENT" means and includes this Agreement and the schedules and exhibits hereto.

                  (6) "ANTIDILUTION SHARES" shall have the meaning set forth in
SECTION 8.1.

                  (7) "ARBITRATOR" shall have the meaning set forth in SECTION 10.11(A).

                  (8) "ATTRIBUTABLE" shall mean reasonably and properly allocable or attributable, using applicable rules of allocability, attribution or causation.

                  (9) "BUSINESS DAY" means any day other than Saturday or Sunday on which national banking associations in Houston, Texas are open for business.

                  (10) "BYLAWS" shall have the meaning set forth in SECTION 2.1.

                  (11) "CASUALTY EVENT", with respect to any asset of the Company, shall mean (a) a fire, explosion, hurricane or other catastrophic casualty event affecting such asset, or (b) the taking of such asset by a Governmental Authority through condemnation or eminent domain.

                  (12) "CERTIFICATE OF INCORPORATION" shall have the meaning set forth in SECTION 2.1.

                  (13) "CLAIMS" mean any claims, demands, actions, costs, damages, losses, diminution in value (including to the Shares), expenses, obligations, liabilities, recoveries, judgments, settlements, Proceedings, causes of action or deficiencies, including interest, penalties (including civil and criminal penalties) and attorneys' fees.

                  (14) "CLOSING" shall have the meaning set forth in SECTION
1.2.

                  (15) "CLOSING DATE" shall have the meaning set forth in
SECTION 1.2.

                  (16) "CODE" shall have the meaning set forth in SECTION 2.12.

                  (17) "COMMERCIALLY REASONABLE EFFORTS" shall mean the efforts (including the incurrence of reasonable out-of-pocket costs and expenses) that would be undertaken by a reasonable, similarly-situated participant in the oil and gas industry, taking into account all relevant commercial, legal and other considerations.

                  (18) "COMMON STOCK" shall have the meaning set forth in the recitals of this Agreement.

                  (19) "CONSULTING AGREEMENT" means that certain Consulting Agreement referred to in SECTION 5.14.

                  (20) "CONTRACT" shall mean any agreement, commitments, arrangements, leases, oil and gas leases, insurance policies or other instruments (including notes, loans or borrowing agreements) listed or described in any schedule hereto or any other contract, instrument, commitment or arrangement to which the Company is a party or by which the Company or its assets, businesses or operations may be bound or affected or under which the Company or its assets, businesses or operations receive benefits, in each case whether oral or written, and in each case that has not been fully performed by all parties.

                  (21) "DISPUTE" shall have the meaning set forth in SECTION 10.10.

                  (22) "DNB" means DnB Energy Assets, Inc.

                  (23) " DNB NOTE" means those promissory notes issued in connection with that certain First Amended and Restated Credit Agreement dated November 1, 1997 among the Company, SGC and Den Norske Bank, as amended by that certain First Amendment to First Amended and Restated Credit Agreement dated March 5, 1998 among the Company, SGC and DnB.

                  (24) "DNB NOTE PAYDOWN" means a $27.0 million paydown by the Company on the DnB Note.

                  (25) "ENCUMBRANCE" means any mortgage, deed of trust, lien, privilege, security interest, pledge, collateral assignment, conditional sales arrangement, or any other burden, adverse claim, or encumbrance.

                  (26) "ENTITY" means a corporation, general partnership (including a limited liability partnership), limited partnership, joint venture, limited liability the Company, trust, estate, Governmental Authority or other entity.

                  (27) "ENVIRONMENTAL LAWS" mean all Laws or Orders of any Governmental Authority pertaining to health, the environment, wildlife or natural resources, including the Clean Air Act; the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980; the Federal Water Pollution Control Act or Clean Water Act; the Rivers and Harbors Act of 1899; the Occupational Safety and Health Act of 1970; the

      Resource Conservation and Recovery Act of 1976; the Safe Drinking Water Act; the Toxic Substances Control Act; the Hazardous & Solid Waste Amendments Act of 1984; the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act; and state and local Laws, including common law, pertaining to health, the environment, wildlife or natural resources.

                  (28) "ERISA" shall have the meaning set forth in SECTION 2.13.

                  (29) "EQUIPMENT" means all wells, wellbores, pipe, pipelines, gathering lines, compressors, materials, inventory, facilities (other than Platforms), supplies and equipment and any and all other personal, real, movable and immovable property, fixtures or equipment that are located on, or presently used in connection with, the drilling for, or operation, production, treatment or transportation of, Hydrocarbons from the Properties, and any replacements, attachments or accessories now or hereafter attached, added or affixed.

                  (30) "EXCHANGE ACT" shall have the meaning set forth in
      SECTION 2.6.

                  (31) "EXCEPTION SCHEDULE" shall have the meaning set forth in the first paragraph of ARTICLE 2.

                  (32) "FIDELITY" means Fidelity Oil Holdings, Inc., a Delaware corporation.

                  (33) "FINANCIAL STATEMENTS" shall have the meaning set forth in SECTION 2.6.

                  (34) "GOM OPERATIONS ADJUSTMENT" shall mean the price adjustment referred to in SECTION 1.4(B)(1) and calculated in accordance with EXHIBIT 1.4(B)(1) hereto.

                  (35) "GOVERNMENTAL AUTHORITY" (OR "GOVERNMENTAL") means a federal, state, tribal or local governmental body, agency, division, board, department, commission, court or other authority, including the MMS.

                  (36) "HAZARDOUS SUBSTANCE" means, without limitation, (i) any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulations, polychlorinated biphenyls, benzene, petroleum and petroleum products, methane, or (ii) hazardous materials, hazardous wastes, biomedical wastes, hazardous or toxic substances or related materials defined as such in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 ET SEQ.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 ET SEQ.), or any other Environmental Laws.

                  (37) "HYDROCARBON" shall mean gas, oil, casinghead gas, drip gasoline, natural gasoline and all other liquid and gaseous hydrocarbons.

                  (38) "INDEMNITY SHARES" shall have the meaning set forth in
      SECTION 9.4.

                  (39) "INTELLECTUAL PROPERTY" shall have the meaning set forth in SECTION 2.15.

                  (40) "INTERIM PERIOD" shall mean from the date hereof until the Closing Date.

                  (41) "INVESTOR" shall have the meaning set forth in the introductory paragraph of this Agreement.

                  (42) "KNOWLEDGE", when referring to the Company or any of its subsidiaries, shall mean those facts that are actually known, or those facts which should be known, to Rick Avare, David Stetson, Ralph Currie or Karen Underwood after due and appropriate inquiry in the exercise of reasonable diligence, taking into account the scope and nature of the responsibilities of the individual in question, and includes any facts that are known by such individuals regardless of whether such individuals are adverse to the Company in respect of the matters as to which such individual's knowledge is attributed to the Company.

                  (43) "JOINT VENTURES" means (i) that certain Program Agreement dated January 1, 1994 among Aquila Energy resources, IP Petroleum, Victoria Gas, Browning Offshore, MG Oil and Gas and Louisiana Offshore Ventures, (ii) that certain Program Agreement dated April 1, 1995 among IP Petroleum, The William G. Helis Co., MG Oil and Gas, TECO Gas & Oil, Houston Energy & Development and Texas 3D Ventures, and (iii) that certain Agreement of Limited Partnership of Texas 3D Ventures dated April 1, 1995.

                  (44) "LAW" means any constitutional provision, statute, act, code, regulation, rule, ordinance, Order, court decision, common law, or other law, ruling or Order of a Governmental Authority.

                  (45) "LEASED REAL PROPERTY" shall have the meaning set forth in SECTION 2.14.

                  (46) "LEASES" means the leases described in SCHEDULE 3.1 (including record title, operating rights, overriding royalties, net profits interests and all other types of interests).

                  (47) "MANAGEMENT" means as of the date hereof, all executive officers and directors of the Company.

                  (48) "MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT" means that certain agreement in substantially the form attached hereto as
      EXHIBIT 5.15 to be executed on
      the Closing Date by and between Blue Dolphin Services, Inc. and the Company providing for, among other things, the provision of certain management and administrative services to the Company.

                  (49) "MARKETABLE TITLE" shall mean, in the case of each Property, such right, title and interest (owned beneficially and of record) that:

                        (i) entitles Company, with respect to a particular
            Property, to receive not less than the percentage set forth on
            SCHEDULE 3.1 as the Net Revenue Interest or NRI of such Property of all Hydrocarbons produced from, or otherwise attributable to, such Property, without reduction, suspension or termination throughout the productive life of such Property (including reductions resulting from gas imbalances);

                        (ii) obligates Company to bear not more than the
            percentage set forth on SCHEDULE 3.1 as the Working Interest or WI of such Property of all costs and expenses attributable to the ownership or operation of such Property, without increase throughout the productive life of such Property (unless Company's Net Revenue Interest in such Property is proportionately increased); and

                        (iii) is free and clear of any Encumbrances, except for
            Permitted Encumbrances.

                  (50) "MATERIAL ADVERSE EFFECT" means, when used with respect to any person or Entity, any event, condition, circumstance or change that is or is reasonably likely to be materially adverse to the business, operations, business prospects, assets, liabilities, condition (financial or otherwise) of such person or Entity. When used with respect to the Company, the existence of a Material Adverse Effect shall be determined (unless otherwise expressly provided) by reference to the Company only, on an unconsolidated basis without regard to the ownership interest of the Company in any subsidiary, and after giving effect to the transactions contemplated by the Purchase and Sale Agreement.

                  (51) "MILLENNIUM FUNCTIONALITY" shall have the meaning set forth in SECTION 2.8.

                  (52) "MMS" means the United States Minerals Management
      Service.

                  (53) "NASDAQ REQUIREMENTS" means the published rules and regulations of the National Association of Securities Dealers, Inc., as amended, that are applicable to the Company from time-to-time in connection with the quotation and trading of its capital stock on the NASDAQ National Market, the NASDAQ Small Cap Market or the NASDAQ OTCBB systems.

                  (54) "NOTE MODIFICATION AGREEMENT" means an agreement to be negotiated and entered between the Company and Investor on or before August 6, 1999, addressing the terms and conditions on which the Investor agrees that it will, on the terms and subject to the conditions to be therein set forth: (i) defer its right to payments under the Residual Note for a period to be determined; (ii) waive certain defaults and events of default under the terms of the Residual Note and related loan documentation existing as of the Closing; and (iii) forgive all or a portion of the Company's indebtedness evidenced by the Residual Note.

                  (55) "NOTICE AND PROXY STATEMENT" shall have the meaning set forth in SECTION 5.7.

                  (56) "NRI" or "NET REVENUE INTEREST" shall mean, with regard to any Property, the decimal or percentage share of Hydrocarbon production from or allowable to such Property, after deductions for all overriding royalties and burdens on production (including lessor royalties) applicable thereto, that an owner of a Working Interest is entitled to receive.

                  (57) "ORDER" means a Governmental or arbitral order, judgment, ruling, decree, decision, notice, writ, injunction or award.

                  (58) "PARTY" and "PARTIES" shall have the meanings set forth in the introductory paragraph.

                  (59) "PERMIT" means a Governmental permit, certificate, license, franchise or authorization.

                  (60) "PERMITTED ENCUMBRANCES" means, with respect to a particular Property:

                        (A) lessors' royalties, overriding royalties,
                  reversionary interests and similar burdens affecting such Property if the net cumulative effect of such burdens does not reduce the Company's interest in all Hydrocarbons produced from a particular Property below the "NET REVENUE INTEREST" or "NRI" set forth on SCHEDULE 3.1 for such Property;

                        (B) division orders and sales contracts terminable
                  without penalty upon no more than 90 days' notice to the purchaser of the Hydrocarbons from Investor;

                        (C) operator's, vendor's tax and similar liens or
                  Encumbrances securing obligations that were not due and payable prior to the Closing Date, or if due, are being contested in good faith by the Company;

                        (D) any Encumbrances created by Law for royalty, bonus,
                  deferred bonus payments or rental or for compliance with the terms of the Leases;

                        (E) the terms and provisions of (i) the Leases and
                  Contracts, and (ii) all Easements, Permits and Orders to the extent such Leases, Contracts, Easements, Permits and Orders do not operate to increase the Working Interest of the Company in the Properties or decrease the Net Revenue Interest of the Company in the Properties;

                        (F) Easements in favor of third parties so long as such
                  easements do not adversely affect the current and continuous use and operation of the Properties;

                        (G) all rights reserved to or vested in any Governmental
                  Authority to control or regulate any of the Properties in any manner, and all applicable Laws; and

                        (H) those items set forth on SCHEDULE 10.1(A)(60).

                  (61) "PERMITTED LIABILITIES" shall have the meaning set forth in SECTION 1.4(C).

                  (62) "PERSON" means a natural person or Entity.

                  (63) "PLATFORMS" means all platforms that are located on, or presently used in connection with, the drilling for, or operation, production, treatment or transportation of, Hydrocarbons from the Properties.

                  (64) "POLICIES" shall have the meaning set forth in SECTION 2.18.

                  (65) "PREFERRED STOCK" means the Company's preferred stock, par value $12.00 per share, designated "1993 8% Convertible Preferred Stock."

                  (66) "PROCEEDING" means a judicial, administrative or arbitral proceeding, including a lawsuit or Governmental investigation.

                  (67)  "PROPERTIES" mean the Leases;

                  (68) "PROXY ITEMS" shall have the meaning set forth in SECTION 5.7.

                  (69) "PURCHASE AND SALE AGREEMENT" means that certain agreement by and between the Company and Fidelity in the form executed and delivered on the date hereof.

                  (70) "PURCHASE PRICE" shall have the meaning set forth in
      SECTION 1.3.

                  (71) "RECORDS" means records (including software) in the possession of the Company with respect to lease and land records, geological and geophysical records, operations, production and engineering records, accounting records, and facility and well records.

                  (72) "RESIDUAL NOTE" means that outstanding portion of the Note purchased by Investor from DnB after the DnB Note Paydown and Southern Assumption and Release.

                  (73) "RETURNS" shall have the meaning set forth in SECTION
      2.21.

                  (74) "SEC" means the Securities and Exchange Commission.

                  (75) "SEC DOCUMENTS" shall have the meaning set forth in
      SECTION 2.6.

                  (76) "SECURITIES ACT" means the Securities Act of 1933, the Securities Exchange Act of 1934 and all other Laws concerning or regulating the sale or registration of securities.

                  (77) "SGC" means Southern Gas Co. of Delaware, Inc., a Delaware corporation and wholly-owned subsidiary of the Company.

                  (78) "SHAREHOLDER APPROVAL" means the approval at the Shareholder meeting of each of the Proxy Items by the required vote of the holders of the (i) Preferred Stock and (ii) Common Stock.

                  (79) "SHAREHOLDERS MEETING" shall have the meaning set forth in SECTION 5.7.

                  (80) "SHARES" shall have the meaning set forth in the recitals of this Agreement.

                  (81) "SOUTHERN ASSUMPTION AND RELEASE" means (i) the assumption by SGC of $12.5 million in principal amount of indebtedness payable on the DnB Note and (ii) the release of the Company by DnB of $12.5 million due on the DnB Note.

                  (82) "SOUTHERN DISPOSITION" means (i) the sale of SGC's capital stock or assets, or both, and (ii) the release of the Company from all obligations and liabilities arising from that certain Performance Guaranty dated May 22, 1996 between the Company and Austin Energy Funding Partners, that provides for SGC's performance under a volumetric production payment, such release in form and substance satisfactory to Investor.

                  (83) "STOCK" means the capital stock authorized by the Certificate of Incorporation, as amended, of the Company.

                  (84) "TAXES" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, premium, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated severance, stamp, occupation, property or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties (including penalties for failure to file in accordance with applicable information reporting requirements), and additions to tax.

                  (85) "TECO" TECO Oil & Gas, Inc., a Florida corporation.

                  (86) "TECO NOTE" means that certain promissory note dated March 5, 1998, in the original principal amount of $18,500,000 by the Company as maker and TECO as the original payee.

                  (87) "TECO SETTLEMENT" means the (i) release of all liabilities of the Company pursuant to the TECO Note, (ii) cancellation of the TECO Warrants, and (iii) cancellation of all other liabilities and obligations of the Company to TECO or to any holder or transferee of the TECO Note, the TECO Warrants or shares of Common Stock issued pursuant to the TECO Warrants.

                  (88) "TECO WARRANTS" means (i) those 600,000 warrants exercisable at $2.67 per share for Common Stock originally issued to TECO and (ii) those warrants originally issued to TECO and exercisable at $.00001 per share for Common Stock.

                  (89) "THIRD PARTY" means a Person other than the Company, the Company's Affiliates, Investor, Investor's Affiliates, Fidelity, Fidelity's Affiliates or a Governmental Authority.

                  (90) "TRANSACTION COSTS" means all costs, expenses, and fees of the Company relating to the transactions contemplated by this Agreement, and each transaction to be completed as a condition to closing hereunder including closing costs, attorney's fees, accounting expenses or termination fees. Transaction Costs shall not, however, include any expenses associated with the exercise of registration rights pursuant to
      ARTICLE 8.

                  (91) "TRANSFER" means a sale, assignment, transfer, conveyance, gift, exchange, abandonment or other disposition (including an assignment of contractual rights or a delegation of contractual obligations), whether voluntary, involuntary or by operation of Law.

                  (92) "VOTING AND SUPPORT AGREEMENT" means a Voting and Conversion Agreement and Irrevocable Proxy dated the date hereof by and among the Investor and certain owners of the Company's Common Stock and Preferred Stock in substantially the form of EXHIBIT 5.13.

                  (93) "WI" or "WORKING INTEREST" shall mean the property interest which entitles the owner thereof to explore and develop land for Hydrocarbons, whether under any Lease, a compulsory pooling order or otherwise.

            (b) Grammatical variants of such definitions set forth herein shall have correlative meanings.

      10.2 FURTHER ASSURANCES. From time to time, as and when requested by any party hereto, any other party hereto shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to effectuate the transactions contemplated hereby, including, without limitation, the transfer to Investor of the entire legal and beneficial ownership of all issued and outstanding capital stock of each the Company, free and clear of all Encumbrances.

      10.3 PUBLIC ANNOUNCEMENTS. The Company and Investor shall consult with each other with regard to all publicity and other releases issued concerning this Agreement and the transactions contemplated hereby and, except as required by applicable Law or the stock exchange requirements, neither Party shall issue any such publicity or other release without the prior written consent of the other Party.

      10.4 EXPENSES. Except as otherwise provided herein, each Party shall be solely responsible for all costs and expenses incurred by it in connection with the transactions contemplated hereby (including fees and expenses of its own counsel and consultants).

      10.5 NOTICES AND WAIVERS. Any notice, instruction, authorization, request, demand or waiver hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the parties hereto at the address indicated beneath their respective signatures on the execution pages of this Agreement, or at such other address and number as a party shall have previously designated by written notice given to the other parties in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

      10.6 SURVIVAL. All representations and warranties contained in this Agreement shall survive the Closing, and all covenants and agreements contained in this Agreement shall survive the Closing in accordance with their terms. Any Claims asserted against the Company by Investor or by the Company against Investor relative to this Agreement during such periods shall survive the expiration thereof.

      10.7 GENDER AND CERTAIN REFERENCES. Whenever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural. References to Articles or Sections shall be to Articles or Sections of this Agreement unless otherwise specified. The headings and captions used in this Agreement are solely for convenient reference and shall not affect the meaning or interpretation of any article, section or paragraph herein, or this Agreement. The terms "hereof," "herein" or "hereunder" shall refer to this Agreement as a whole and not to any particular article, section or paragraph. The terms "including" or "include" are used herein in an illustrative sense and not to limit a more general statement. When computing time periods described by a number of days before or after a stated date or event, the stated date or date on which the specified event occurs shall not be counted and the last day of the period shall be counted. Unless otherwise specified, all references herein to days, weeks, months or years shall be to calendar days, weeks, months or years. Unless otherwise specified herein, any obligation otherwise due on a non-Business Day shall not be due until the next Business Day.

      10.8 SUCCESSORS AND ASSIGNS. This Agreement shall bind, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns, and if an individual, by his or her executors, administrators, and beneficiaries of his or her estate by will or the laws of descent and distribution. This Agreement and the rights and obligations hereunder shall not be assignable or delegable by any party; PROVIDED, HOWEVER, that before Closing Investor shall be entitled to assign its rights and delegate its duties hereunder to any corporate Affiliate, and after Closing Investor shall be entitled to assign its rights and delegate its duties hereunder to any Person, but no such assignment or delegation shall have the effect of terminating Investor's duties or obligations as provided herein.

      10.9 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND OF THE UNITED STATES APPLICABLE IN TEXAS, EXCLUDING, HOWEVER, (i) ANY PROVISION OF SUCH LAWS THAT WOULD RENDER INVALID ANY PROVISION OF THIS AGREEMENT, AND (ii) ANY RULE OF CONFLICT-OF-LAWS THAT WOULD DIRECT OR REFER THE RESOLUTION OF ANY ISSUE TO THE LAWS OF ANY OTHER JURISDICTION. Each party hereto hereby acknowledges and agrees that it has consulted legal counsel in connection with the negotiation of this Agreement and that it has bargaining power equal to that of the other parties hereto in connection with the negotiation and execution of this Agreement. Accordingly, the parties hereto agree that the rule that an agreement shall be construed against the draftsman shall have no application in the construction or interpretation of this Agreement.

      10.10 DISPUTES. This SECTION 10.10 shall apply to any dispute arising under or otherwise Attributable to this Agreement or the transactions contemplated hereby (whether arising in contract, tort or otherwise, and whether arising at law or in equity), including (a) any dispute regarding the construction, interpretation, performance, validity or enforceability of any provision of this Agreement or whether any Person is in compliance with, or breach of, any provisions of this Agreement, and (b) the applicability of this
SECTION 10.10 to a particular dispute (collectively, a "DISPUTE"). The provisions of this SECTION 10.10 shall be the exclusive method of resolving Disputes.

      10.11 ARBITRATION.

            (a) If a Dispute arises, the Parties shall attempt to resolve it through negotiations. If the Parties are unable to resolve the Dispute within 20 days of the commencement of such negotiations, either Party may submit the Dispute to binding arbitration before a sole arbitrator (the "ARBITRATOR") pursuant to this SECTION 10.11(A) by notifying the other Party and designating a proposed Arbitrator. If the other Party objects to such proposed Arbitrator, it may, on or before the 10th day following delivery of such notice, notify the other Party of its objection. The Parties shall then attempt to agree upon a mutually acceptable Arbitrator. If they are unable to do so within 10 days following delivery of the notice described in the immediately-preceding sentence, either Party may request the American Arbitration Association (or successor body) (the "AAA") to designate the Arbitrator. Each Party and each proposed Arbitrator shall disclose to the other Party any business, personal or other relationship or Affiliation that may exist between such Party and such proposed Arbitrator, and any Party may disapprove of such proposed Arbitrator on the basis of such relationship or Affiliation. If the Arbitrator so chosen shall die, resign or otherwise fail or become unable to serve as Arbitrator, a replacement Arbitrator shall be chosen in accordance with this SECTION 10.11(A).

            (b) The Arbitrator shall expeditiously (and, if possible, within 45 days after the Arbitrator's selection) hear and decide all matters concerning the Dispute. Any arbitration hearing shall be held in Houston, Texas. The arbitration shall be conducted in accordance with the then-current Commercial Arbitration Rules of the AAA (excluding rules governing the payment of arbitration, administrative or other fees or expenses to the Arbitrator or the
AAA), to the extent that such Rules do not conflict with the terms of this Agreement. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power (i) to gather such materials, information, testimony and evidence as it deems relevant to the dispute before it (and each Party will provide such materials, information, testimony and evidence requested by the Arbitrator, except to the extent any information so requested is proprietary, subject to a third-party confidentiality restriction or to an attorney-client or other privilege) and (ii) to grant injunctive relief and enforce specific performance.

            (c) If it deems necessary, the Arbitrator may propose to the Parties that one or more other experts be retained to assist it in resolving the Dispute. The retention of such other experts shall require the consent of both Parties, which shall not be unreasonably withheld. Each Party, the Arbitrator and any proposed expert shall disclose to the other Party any business, personal or other relationship or affiliation that may exist between such Party (or the Arbitrator) and such proposed expert; and either Party may disapprove of such proposed expert on the basis of such relationship or affiliation.

            (d) The decision of the Arbitrator (which shall be rendered in writing) shall be final, nonappealable and binding upon the Parties and may be enforced in any court of competent jurisdiction. The responsibility for paying the costs and expenses of the arbitration, including compensation to the Arbitrator and any experts retained by the Arbitrator, shall be allocated between the Parties in a manner determined by the Arbitrator to be fair and reasonable under the circumstances. Each Party shall be responsible for the fees and expenses of its respective counsel, consultants and witnesses, unless the Arbitrator determines that compelling reasons exist for allocating all or a portion of such costs and expenses to one or more other Parties.

      10.12 SEVERABILITY; JUDICIAL MODIFICATION. If any term, provision, covenant, or restriction of this Agreement (including any arbitration provision of this Agreement) is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of this Agreement and the other terms, provisions, covenants and restrictions hereof shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed this Agreement had the terms, provisions, covenants and restrictions which may be hereafter declared invalid, void, or unenforceable not initially been included herein.

      10.13 AMENDMENT AND ENTIRETY. This Agreement may be amended, modified, or superseded only by written instrument executed by all parties hereto. This Agreement sets forth the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements, and understandings relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and the contents or provisions of any schedule or exhibit hereto, the provisions of this Agreement shall control. Except as expressly permitted by this Agreement, the contents of schedules and exhibits hereto shall not be deemed to negate or modify any representation, warranty, covenant or agreement contained in this Agreement. Without limiting the generality of the preceding sentence, any representation, warranty, covenant or other agreement contained in any document, instrument or agreement delivered pursuant hereto or entered into in connection herewith is made in addition to, and not in lieu of, any representation, warranty, covenant or other agreement contained herein.

      10.14 RIGHTS OF PARTIES. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and assigns, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement. Without limiting the generality of the foregoing, it is expressly understood that this Agreement does not create any third party beneficiary rights.

      10.15 TIME OF ESSENCE. Time is of the essence in the performance of this Agreement.

      10.16 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all which together shall constitute one and the same instrument.


                            [SIGNATURE PAGE FOLLOWS]

      IN WITNESS WHEREOF, this Investment Agreement is executed and delivered on and as of the day first above written.

                                    THE COMPANY:

                                    AMERICAN RESOURCES OFFSHORE, INC.


                                    By: /s/ DAVID STETSON
                                    Name:   David Stetson
                                    Title:  Vice President and General Counsel

                                    Address:    160 Morgan Street
                                                P.O. Box 87
                                                Versailles, Kentucky 40383


                                    Telecopy No.(606) 873-4689


                                    INVESTOR:

                                    BLUE DOLPHIN EXPLORATION COMPANY



                                    By: /s/ JOHN P. ATWOOD
                                            John P. Atwood
                                            Vice President Finance and
                                            Corporate Development

                                    Address:    801 Travis, Suite 2100
                                                Houston, Texas 77002

                                    Telecopy No.(713) 227-7626

                                EXHIBIT 1.4(B)(1)

                                     PART I

                      GOM OPERATION ADJUSTMENTS CALCULATION


      The GOM Operation Adjustments shall be calculated as follows:

      The GOM Operation Adjustments shall equal the sum of (a) decreases to the Purchase Price resulting from (i) the Title Defect Value Adjustment Amount, (ii) the Environmental Defect Adjustment Amount or (iii) from a Casualty Event not covered by insurance and (b) an increase or decrease to the Purchase Price resulting from the Revenue Adjustment. For the period from January 1, 1999 through June 30, 1999, Investor and the Company agree and acknowledge that the revenue and expense items (on a cash, not accrual basis) set forth in Disclosure
Schedule 1.4(b)(1) under the heading "1999" and the subheadings "G&A Expense" and "Other Expense" are appropriate and shall be utilized for purposes of calculating the Revenue Adjustment; PROVIDED, that Investor and the Company further acknowledge and agree that there may be additional revenues and expenses added to the existing revenues and expenses in Disclosure Schedule 1.4(b)(1) which reflect items which actually accrued during the period from January 1, 1999 through June 30, 1999 but which are not listed thereon.

1. DEFINITIONS. As used in this Exhibit 1.4(b)(1), the following capitalized terms shall have the following meanings:

            "ALLOCATED VALUE" shall mean the value for the Properties as set forth on PART III of this Exhibit 1.4(b)(1).

            "CURE DEADLINE" shall mean September 15, 1999.

            "ENVIRONMENTAL DEFECT" means a defect resulting from the representations contained in SECTION 3.14 of the Investment Agreement not being true and correct.

            "ENVIRONMENTAL DEFECT ADJUSTMENT AMOUNT" means the downward adjustment to the Purchase Price to account for Environmental Defects which have not been cured by the Company by the Cure Deadline.

            "REVENUE ADJUSTMENT" means the adjustment to the Purchase Price equal to fifteen percent (15%) of the difference between (x) all revenue of the Company attributable to its Gulf of Mexico assets from January 1, 1999 through and including the Closing Date LESS (y) (i) capital expenditures paid by the Company relating to the Gulf of Mexico assets (including, without limitation, drilling costs) from January 1, 1999 through and including the Closing Date, (ii) general and administrative expenses of the Company as specified in PART II of EXHIBIT 1.4(B)(1),
      (iii) lease operating expenses paid by the Company relating to the Gulf of Mexico assets from January 1, 1999 through and including the Closing Date, and (iv) $67,800 (representing adjustments relating to hedging arrangements from January 1, 1999 through the Closing Date).

            "TITLE DEADLINE" shall mean August 20, 1999.

            "TITLE DEFECT" shall meany any matter that would cause the Company's title to the Properties or Platforms not to be Marketable Title.

            "TITLE DEFECT ADJUSTMENT AMOUNT" shall mean the aggregate amount of all adjustments to be made to the Purchase Price resulting from Title Defects.

            "TITLE DEFECT VALUE" shall mean, with respect to each Title Defect, the reduction in the value of the affected Property and/or Platform that results from the existence of the Title Defect taking into account all relevant considerations other than the potential deductibility of such Title Defect Value for federal, state or local income tax purposes.

2. NOTICE OF TITLE DEFECT. Investor shall notify the Company in writing by the Title Deadline of any Title Defect together with a reasonably detailed explanation of (a) the nature of such Title Defect,
      (b) the Property or Platform affected thereby, (c) the Allocated Value for such Property or Platform, and (d) Investor's proposed Title Defect Value for such Title Defect. Any matters that would otherwise constitute Title Defects but that are not specifically raised in writing (with the explanation as contemplated in the immediately- preceding sentence) by Investor on or before the Title Deadline shall conclusively be deemed waived by Investor.

3. REMEDIES FOR TITLE DEFECTS; TITLE INCREASES. (a) Until the Cure Deadline, the Company shall have the right, but not the obligation, to attempt to cure any Title Defect for which it receives notice from Investor on or before the Title Deadline.

      (b) With respect to any Title Defect for which the Company receives notice from Investor on or before the Title Deadline but which is not cured on or before the Cure Deadline, the Purchase Price shall be reduced by the Title Defect Value for such Title Defect.

       Notwithstanding the foregoing, there shall be no reductions to the Purchase Price for a Title Defect unless and until the aggregate amount of all Title Defect Values shall exceed a threshold of $9,375, in which case the deduction shall include the threshold amount.

4. VALUE OF PROPERTY; TITLE DEFECT. If the Company and Investor are unable to agree upon (a) whether a Title Defect exists, (b) a Title Defect Value, (c) the value allocated to a Title Increase or (d) the Environmental Defect Adjustment Amount, then such Dispute shall be resolved pursuant to SECTION 10.11 of the Investment Agreement, and the Closing shall be postponed until the fifth Business Day following the resolution of such Dispute PROVIDED,


                                                   Exhibit 1.4(b)(1) Page 2 of 6

      HOWEVER, no postponement of the Closing shall affect the rights of the Company or Investor to terminate the Investment Agreement pursuant to
      SECTION 7.1(E).

5. CASUALTY EVENTS. If a Casualty Event occurs during the Interim Period, or it is determined that a Casualty Event has occurred since the Effective Date, the Purchase Price shall not be reduced if there is insurance for the full amount of any loss incurred by the Casualty Event. If the full amount of the loss resulting from the Casualty Event is not covered by insurance, a downward adjustment shall be made to the Purchase Price equal to the difference between the loss resulting from the Casualty Event and the amount of the insurance proceeds the Company will be entitled to receive.

6. ENVIRONMENTAL ADJUSTMENTS. To the extent that Investor's due diligence reveals the existence of an Environmental Defect, Investor shall notify the Company of any Environmental Defect by the Title Deadline or any Environmental Defect shall conclusively be deemed waived by Investor. The Company shall have until the Cure Deadline to cure any Environmental Defect, but if any Environmental Defect is not cured, the Parties shall, with respect to each Property affected by an Environmental Defect which is not cured by the Company by the Cure Deadline, attempt in good faith to agree upon an appropriate downward adjustment to the Purchase Price to account for such matters.



                                                   Exhibit 1.4(b)(1) Page 3 of 6

                               EXHIBIT 1.4(B)(1)

                                    PART II

                      GENERAL AND ADMINISTRATIVE EXPENSES

      Notwithstanding the categories of expenses included under the subheading "G&A Expense" and "Other Expense" in Disclosure Schedule 1.4(b)(1), for the period from July 1, 1999 through Closing, only those general and administrative expenses which are properly categorized in the following categories shall be considered general and administrative expenses for purposes of calculating the Revenue Adjustment and in no event shall the general and administrative expenses for any month exceed $140,000, which amount shall be prorated for any partial month:

            1.    Compensation
            2.    Employee Benefits
            3.    Audit and Tax
            4.    Auto/Truck
            5.    Bank Service Charges
            6.    Computer Expense
            7.    Consulting Fees
            8.    Director Fees
            9.    Contract Labor
            10.   Contributions
            11.   Equipment Rental
            12.   Insurance
            13.   Legal
            14.   Licenses/Permits
            15.   Meals & Entertainment
            16.   Memberships-Deductible
            17.   Memberships-Nondeduct
            18.   Miscellaneous
            19.   Office Supplies
            20.   Parking
            21.   Postage
            22.   Printing
            23.   Professional Fees
            24.   Rent
            25.   Repairs & Maintenance
            26.   SEC Expense
            27.   Seminars/Training
            28.   Storage
            29.   Subscriptions
            30.   Telephone


                                                   Exhibit 1.4(b)(1) Page 4 of 6

            31.   Travel/Lodging
            32.   Franchise Tax
            33.   Property Tax

      General and Administrative Expenses for the period July 1, 1999 through Closing shall not include, however, any of the following categories of expenses:

            1.    Payments of principal or interest on Company indebtedness;

            2. General and Administrative Expenses attributable to the ownership or sale of Southern Gas Co. of Delaware, Inc. or the operation or sale of its assets.


                                                   Exhibit 1.4(b)(1) Page 5 of 6

                               EXHIBIT 1.4(B)(1)

                                   PART III

                               ALLOCATED VALUES


                                                8/8THS
                                               ALLOCATED
               PROPERTY                          VALUE
             ------------                    -------------
            Galveston 213                     $   645,964
            Galveston 394/395                 $ 2,373,250
            Ship Shoal 97                     $ 1,669,655
            Ship Shoal 150                    $ 2,779,663
            Ship Shoal 222/225                          -
            South Timbalier 148               $ 8,138,341
            South Timbalier 211               $ 6,196,771
            West Cameron 172                  $ 7,735,943
            West Cameron 368                  $ 2,102,519
                           TOTALS             $31,642,106



                                                   Exhibit 1.4(b)(1) Page 6 of 6

                                                               EXECUTION VERSION


                             CONSULTING AGREEMENT


      This Consulting Agreement (this "AGREEMENT"), is entered into as of the 30th day of July, 1999, by and between American Resources Offshore, Inc., a Delaware corporation, ("ARO") and MAP II, L.L.C., a Kentucky limited liability company ("CONSULTANT"). ARO and Consultant may be referred to herein as collectively, the "PARTIES" or individually as a "PARTY".

                                   RECITALS:

      A. As a condition to closing the transactions between ARO and Blue Dolphin Exploration Company pursuant to that certain Investment Agreement dated effective as of July, 1999, (the "INVESTMENT AGREEMENT"), ARO has agreed to enter into a consulting agreement with Consultant.

      B. The Parties desire to enter into an agreement setting forth the terms and conditions under which Consultant will provide services to ARO in fulfillment of the conditions of the Investment Agreement.

      NOW, THEREFORE, for and in consideration of these premises and of the mutual covenants and agreements set out herein, the Parties agree as follows:

                                  AGREEMENTS:

      1. SERVICES AS A CONSULTANT. ARO does hereby agree to employ, and Consultant agrees to provide, the services of Consultant, such services to be performed in the capacity of a consulting representative in connection with the ongoing business of ARO. The services to be provided by Consultant to ARO pursuant to this Agreement shall include the following:

            (a) Advising and consulting with ARO from time to time as reasonably requested by ARO or its duly authorized representatives in connection with the ongoing operations and development of the business of ARO;

            (b) Advising and consulting with ARO in the preparation of filings required with the Securities and Exchange Commission;

            (c) Advising and consulting with ARO in connection with all financial reporting;

            (d) Advising and consulting with ARO in connection with the conduct of audits of ARO by ARO's auditors; and

            (e) Make available, from time to time and with reasonable notice, the services of Rick Avare, David Stetson, Ralph Curry and Karen Underwood in connection with the consulting services provided for in (a)-(d) above. Notwithstanding the foregoing, if any of the above referenced individuals
      (i) terminates his or her employment with consultant or (ii) dies or becomes incapacitated rendering such individual unable to perform the services, this Agreement shall not be terminated and the compensation provided for in paragraph 4 below shall not be reduced by ARO so long as the services can be and are performed by any one of the individuals specified.

      2. NO MANAGEMENT Responsibility. Consultant assumes no responsibility under this Agreement other than to render the consulting services provided for herein in good faith. This Agreement does not delegate to Consultant any management responsibility or decision-making powers with respect to ARO.

      3. TERM. This Agreement shall commence upon the closing of the transactions contemplated by the Investment Agreement and shall continue until February 28, 2001 (the "TERM OF EMPLOYMENT") unless sooner terminated pursuant to the provisions of this Agreement.

      4. COMPENSATION. ARO shall pay to Consultant during the term of this Agreement a fee of $35,000 per month for services rendered pursuant to this Agreement by Consultant. In the event the term of this Agreement commences after the first day of any month, the compensation to be paid to Consultant for the partial month shall be proportionately reduced. Consultant shall not participate in any group health, accident and life insurance plans, or any pension or other benefit plan sponsored by ARO. In performing the consulting services, Consultant shall not be required to incur any out-of-pocket expenses unless ARO has agreed to reimburse Consultant for each out-of-pocket expense.

      5. NON-EXCLUSIVE SERVICES. Consultant and ARO agree that the services provided hereunder are not being provided on a "full time" basis and that, during the term of this Agreement, Consultant shall be free to do any work, perform any services, or serve as a consultant for a third party unless such activity would cause or be a conflict of interest with ARO.

      6. CONFIDENTIALITY. Consultant recognizes that during the term of this Agreement, Consultant may have access to confidential and proprietary information and trade secrets of ARO. Consultant agrees that he will not divulge, distribute or disseminate any such information to any third party during the term of this Agreement or for any period thereafter.

      7. PERSONAL SERVICES CONTRACT. Consultant acknowledges and agrees that this Agreement is a personal services contract and may not be assigned by Consultant.

      8. TERMINATION. This Agreement may be terminated prior to the end of the Term of Employment as follows:

            (a) By the Parties upon the mutual written consent of both Parties;

            (b) By ARO if Consultant (i) breaches any covenant, term or condition contained in this Agreement (ii) commits an act of theft, fraud or dishonesty against ARO or (iii) fails or refuses to perform the services to be provided by Consultant pursuant to this Agreement;

            (c) By Consultant if ARO breaches any covenant, term or condition of this Agreement; and

            (d) Pursuant to the terms of paragraph 4 above.

      If this Agreement is terminated pursuant to (a), (b) or (c) above, any obligations of ARO to pay consulting fees to Consultant as provided herein, shall terminate effective as of the date of termination of this Agreement, said fees to be prorated through the date of termination. If Consultant terminates this Agreement pursuant (c) above, Consultant shall be entitled to the fees that would be due to Consultant during the remainder of the term of this Agreement, if, and only if, the breach of this Agreement by ARO which has occurred giving rise to Consultant's termination pursuant to (c) above is the non-payment of fees or expenses to which Consultant is entitled and such breach has continued for a period of ninety (90) consecutive days.

      9.    MISCELLANEOUS.

            9.1 INDEPENDENT Contractor. Nothing contained in this Agreement shall be construed to as a partnership agreement and Consultant shall not be deemed to be an employee or agent of ARO. Neither Party has any authority to bind the other in any respect, it being intended that Consultant is an independent contractor responsible for his own actions.

            9.2 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. ARO AND CONSULTANT AGREE THAT IN THE EVENT OF A DISPUTE ARISING BETWEEN THE PARTIES, THE PARTIES AGREE TO SUBJECT THEMSELVES TO THE JURISDICTION OF THE DISTRICT COURTS OF HARRIS COUNTY, TEXAS, AND THE FEDERAL DISTRICT COURTS FOR THE SOUTHERN DISTRICT OF TEXAS, HOUSTON DIVISION.

            9.3 MODIFICATIONS. No provision of this Agreement may be changed or modified, except by written agreement signed by the Parties.

            9.4 LEGAL COMPLIANCE. Consultant agrees to abide by all applicable laws and regulations, both state and federal, in the performance of his duties pursuant to this Agreement.

            9.5 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Parties in connection with the subject matter hereof and supersedes all previous verbal or written agreements.

            9.6 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be considered to have been given if sent by certified mail to Consultant at:

                  MAP II, L.L.C.
                  1532 Lakewood Drive
                  Lexington, Kentucky 40502

and to ARO at:

                  American Resources Offshore, Inc.
                  c/o Blue Dolphin Services, Inc.
                  801 Travis, Suite 2100
                  Houston, Texas 77002
                  Attention: John P. Atwood
                  Telecopier 713) 227-7626

            9.7 INVALIDITY. If any of the provisions of this Agreement shall be held invalid, such invalidity shall not affect any other provisions which can be given effect without the invalid provisions and to this end, the provisions of this Agreement are intended to be and shall be deemed severable.

            9.8 DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

                                                              SIGNATURE PAGE FOR
                                                            CONSULTING AGREEMENT

      IN WITNESS THEREOF, this Agreement has been executed as of the date first written above.


                                  AMERICAN RESOURCES OFFSHORE, INC.



                                  By: /s/ DAVID STETSON
                                  Printed Name:  DAVID STETSON
                                  TITLE:  V.P. & GENERAL COUNSEL


                                  MAP II, L.L.C.


                                  By: /s/ RICK G. AVARE
                                  Printed Name:  RICK G. AVARE
                                  Title:  ADMINISTRATIVE MEMBER


      The undersigned hereby executes this Agreement for the sole purpose of guaranteeing the payments to be made by ARO to Consultant as provided in paragraph 4.


                                   BLUE DOLPHIN EXPLORATION COMPANY


                                   /s/ JOHN P. ATWOOD
                                       John P. Atwood, Vice President
                                       Finance & Corporate Development

                                                                     DRAFT
                                                                 FOR DISCUSSION
                                                                 PURPOSESE ONLY
                                                               FRI, OCT 22, 1999

================================================================================



                          MANAGEMENT AND ADMINISTRATIVE
                               SERVICES AGREEMENT

                                 BY AND BETWEEN


                           BLUE DOLPHIN SERVICES, INC.


                                       AND

                        AMERICAN RESOURCES OFFSHORE, INC.



                               _____________, 1999




================================================================================

                                TABLE OF CONTENTS

                                                                           PAGE

                              ARTICLE 1DEFINITIONS
      1.1   DEFINED TERMS....................................................1
      1.2   OTHER TERMS......................................................2
      1.3   CONSTRUCTION.....................................................2

                       ARTICLE 2SERVICES PROVIDED BY BDSI
      2.1   APPOINTMENT......................................................3
      2.2   ACCEPTANCE.......................................................3
      2.3   LEGAL OWNERSHIP..................................................3
      2.4   DUTIES RETAINED BY ARO...........................................3
      2.5   EVIDENCE OF AUTHORITY; ATTORNEY-IN-FACT..........................3
      2.6   AUTHORIZED PERSONNEL.............................................3

                          ARTICLE 3MANAGEMENT SERVICES
      3.1   GENERAL..........................................................3
      3.2   MANAGEMENT SERVICES..............................................4
            (a)   ACCOUNTING.................................................4
            (b)   CASH MANAGEMENT............................................4
            (c)   GENERAL LAND FUNCTIONS; LAND TITLE AND LEASE RECORDS.......4
            (d)   CONTRACTS..................................................4
            (e)   CONTRACT ADMINISTRATION....................................4
            (f)   REPORTING TO AND MEETING WITH ARO..........................5
            (g)   MANAGEMENT REPORTS.........................................5
            (h)   SEC COMPLIANCE.............................................5
            (i)   RECORDS....................................................5
            (j)   AFE'S......................................................5
            (k)   TECHNICAL AND OPERATIONAL EXPERTISE........................6
            (l)   COMPLIANCE AND REGULATORY FILINGS..........................6
            (m)   INSURANCE..................................................6
            (n)   MARKETING..................................................6
            (o)   ADMINISTRATIVE FUNCTIONS...................................6
            (p)   TAX........................................................6
            (q)   LEGAL PROCEEDINGS..........................................6
            (r)   OTHER......................................................6
      3.3   SUPERVISION OF BDSI..............................................6
      3.4   SPECIAL SERVICES.................................................7
      3.5   FILES AND RECORDS................................................7
      3.6   BILLING AND PAYMENT..............................................7

                             ARTICLE 4MANAGEMENT FEE
      4.1   MANAGEMENT FEE...................................................7
      4.2   SUPPLEMENTAL SERVICES FEES.......................................7
      4.3   MISCELLANEOUS EXPENSES...........................................7
      4.4   REMEDIES FOR FAILURE TO PAY......................................8
            (a)   INTEREST...................................................8
            (b)   COST OF COLLECTION.........................................8

                               ARTICLE 5INDEMNITY
      5.1   BDSI'S INDEMNIFICATION...........................................8
      5.2   ARO'S INDEMNIFICATION............................................8
      5.3   NO ASSUMPTION OF LIABILITIES.....................................9

                            ARTICLE 6CONFIDENTIALITY

                               ARTICLE 7CONFLICTS

                            ARTICLE 8ACCESS AND AUDIT
      8.1   BOOKS AND RECORDS...............................................10
      8.2   RIGHT TO AUDIT..................................................10
      8.3   MAINTENANCE OF RECORDS..........................................10

                      ARTICLE 9RELATIONSHIPS OF THE PARTIES
      9.1   RELATIONSHIPS...................................................10
      9.2   TAXATION........................................................10

                   ARTICLE 10REPRESENTATION AND WARRANTIES
      10.1  REPRESENTATION AND WARRANTIES OF BDSI...........................11
            (a)   ORGANIZATION..............................................11
            (b)   AUTHORITY AND CONFLICTS...................................11
            (c)   AUTHORIZATION.............................................11
            (d)   ENFORCEABILITY............................................11
      10.2  REPRESENTATIONS AND WARRANTIES OF ARO...........................12
            (a)   ORGANIZATION..............................................12
            (b)   AUTHORITY AND CONFLICTS...................................12
            (c)   AUTHORIZATION.............................................12
            (d)   ENFORCEABILITY............................................12
            (e)   COMPLIANCE WITH LAW AND PERMITS...........................12

                                 ARTICLE 11TERM
      11.1  TERM............................................................13
      11.2  HOLD OVER.......................................................13

                                ARTICLE 12NOTICES

                                ARTICLE 13GENERAL
      13.1  GOVERNING LAW...................................................14
      13.2  ASSIGNMENT......................................................14
      13.3  INTEGRATION.....................................................14
      13.4  WAIVER OR MODIFICATION..........................................14
      13.5  INVALID PROVISIONS..............................................14
      13.6  FORCE MAJEURE...................................................15
      13.7  MULTIPLE COUNTERPARTS...........................................15
      13.8  DISPUTE RESOLUTION..............................................15

                                TABLE OF CONTENTS
                                   (Continued)
                                                                          PAGE


LIST OF EXHIBITS

Exhibit A   Dispute Resolution Procedures

               MANAGEMENT AND ADMINISTRATIVE SERVICES  AGREEMENT


      THIS MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is dated effective as of __________, 1999 and is by and between AMERICAN RESOURCES OFFSHORE, INC., a Delaware corporation ("ARO"), and BLUE DOLPHIN SERVICES, INC., a Delaware corporation ("BDSI"). ARO and BDSI may be referred to collectively as the "PARTIES" or individually as a "PARTY".

                                    RECITALS:

      A. ARO is engaged in the business of exploring for and producing oil and gas in the Gulf of Mexico.

      B. Blue Dolphin Exploration Company ("BDEX"), an affiliate of BDSI, has entered into that certain Investment Agreement dated July __, 1999 (the "INVESTMENT AGREEMENT") whereby BDEX will acquire 75% of the issued and outstanding common stock of ARO.

      C. It is the intention of the Parties that BDSI will manage the business and operations of ARO.

      NOW, THEREFORE, for and in consideration of the mutual and dependent covenants, conditions, and agreements hereinafter set forth, the Parties agree as follows:

                                   ARTICLE 1
                                   DEFINITIONS

      1.1 DEFINED TERMS. As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in this Section unless otherwise specified or clearly required by the context in which such term is used:

            "AFE" shall mean authority for expenditures.

            "AGREEMENT" shall have the meaning set forth in the introductory paragraph hereof.

            "AGREEMENT YEAR" shall have the meaning ascribed in SECTION 11.1.

            "AARO" shall have the meaning set forth in the Recitals hereof.

            "BDEX" shall have the meaning set forth in the Recitals hereof.

            "BDSI" shall have the meaning set forth in the introductory paragraph hereof.

            "BUSINESS DAY" shall mean a day other than any day that banking institutions are required or permitted to be closed under the laws of the State of Texas.

            "CODE" shall have the meaning set forth in SECTION 9.2.

            "COMMENCEMENT DATE" shall mean _________, 1999.

            "CONFIDENTIAL INFORMATION" shall mean all information disclosed by either Party to the other Party relating to the disclosing Party's business and operations.

            "ENFORCEABILITY LIMITATIONS" shall mean applicable bankruptcy, reorganization or moratorium statutes, equitable principles or other similar laws affecting the rights of creditors generally.

            "HYDROCARBON" shall mean gas, oil, casinghead gas, drip gasoline, natural gasoline and all other liquid and gaseous hydrocarbons.

            "INVESTMENT AGREEMENT" shall have the meaning set forth in the Recitals hereof.

            "IRS" shall have the meaning set forth in SECTION 9.2.

            "LIABILITY" shall have the meaning set forth in SECTION 5.1.

            "MANAGEMENT FEE" shall have the meaning set forth in SECTION 4.1.

            "MANAGEMENT SERVICES" shall have the meaning set forth in SECTION
      3.2.

            "ATERM" shall mean the term of this Agreement as set forth in
      ARTICLE 11.1.

            "TERMINATION DATE" shall have the meaning set forth in ARTICLE 11.1.

      1.2 OTHER TERMS. Other capitalized terms used in this Agreement and not defined in SECTION 1.1 shall have the meanings given them throughout this Agreement.

      1.3 CONSTRUCTION. The headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever the context requires, each term stated in either the singular or the plural shall include the singular or the plural, and the gender of all words used in this Agreement includes the masculine, the feminine and the neuter. Except as otherwise noted, references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits are to exhibits attached hereto, each of which is made a part hereof for all purposes. Use of the word "including" shall mean, without limitation, by reason of enumeration. The use of the words "hereof," "hereunder," "hereto," "herein," "hereinafter," "hereinabove" and "hereinbelow" shall be references to this Agreement in its entirety and not only to a particular Article, Section or
Exhibit in which such reference appears.

                                   ARTICLE 2
                            SERVICES PROVIDED BY BDSI

      2.1 APPOINTMENT. ARO hereby appoints BDSI to provide the Management Services by and on behalf of, and for the account of, ARO, pursuant to and as set forth in this Agreement

      2.2 ACCEPTANCE. BDSI hereby accepts the appointment provided for above and agrees to perform the duties and obligations herein imposed in a good and workmanlike manner as a reasonable person in the industry in material compliance with all applicable agreements, laws, rules and regulations and using a good faith effort which BDSI reasonably believes advances and protects the interests of ARO.

      2.3 LEGAL OWNERSHIP. BDSI shall not take title to any properties owned of record or beneficially by ARO during the Term of this Agreement. Any addition to the assets of ARO by purchase, lease or otherwise on behalf of ARO shall be acquired in the name of ARO.

      2.4 DUTIES RETAINED BY ARO. ARO shall be responsible for all duties and obligations which BDSI is not specifically required or authorized to perform on behalf of ARO pursuant to the terms of this Agreement.


      2.5 EVIDENCE OF AUTHORITY; ATTORNEY-IN-FACT. If BDSI determines it is necessary to fulfill its obligations under this Agreement, BDSI shall prepare and ARO shall execute and deliver to BDSI (i) letters of instruction to all appropriate third parties instructing such third parties to deal with BDSI with respect to all matters relating to ARO and to provide directly to BDSI all payments, invoices, notices, requests, demands, and other communications relating to ARO and its properties and assets; and (ii) powers of attorney authorizing and empowering certain employees of BDSI to carry out the rights and duties set forth herein.

      2.6 AUTHORIZED PERSONNEL. With respect to any approval or consent required from ARO pursuant to the terms of this Agreement, BDSI may rely on any authorization, consent or other instructions received from either [___] or [___]. ARO may remove the authority granted to the foregoing individuals and/or authorize additional individuals to provide such consents, approvals or instructions by providing BDSI with a written statement of authorization signed by the president of ARO.

                                   ARTICLE 3
                               MANAGEMENT SERVICES

      3.1 GENERAL. BDSI will provide competent and suitable qualified personnel to perform the Management Services and agrees to use all reasonable efforts to fulfill such services diligently in accordance with the standards imposed on BDSI in this Agreement.

      3.2 MANAGEMENT SERVICES. The managed, administrative and advisory services to be provided by BDSI to ARO pursuant to this Agreement shall include the following (the "MANAGEMENT SERVICES"):

            (a) ACCOUNTING. BDSI shall maintain in good order the books and accounts, ledgers and records of ARO shall perform all day-to-day accounting functions of ARO including, without limitation, accounting matters relating to paying and receiving, billing, gas balancing, repayments under external or internal loan arrangements and contract coordination. In addition, BDSI shall do all things necessary and usual and customary in the industry to assist the outside auditors in completing ARO's annual financial audit.

            (b) CASH MANAGEMENT. BDSI shall deposit all monies received by ARO into a centralized cash management account of ARO ("CASH Account"). Consistent with existing cash management practices of BDSI for managed accounts, such Cash Account will be utilized for the receipt of monies to satisfy obligations pertaining to ARO.

            To the extent ARO has funds available in the Cash Account pertaining to ARO and subject to the approval rights provided below, all costs, expenditures, fees, and other payments due by ARO shall be paid out of the Cash Account. BDSI shall never be obligated to make advances to ARO for the purchase covering shortfalls in the Cash Account. Notwithstanding BDSI's payment of expenses on behalf of ARO, ARO shall be responsible for all amounts due and expenses incurred in connection with the organization and operation of ARO. To the extent that BDSI becomes aware of a cash shortfall with respect to ARO's funds in the Cash Account, BDSI shall notify ARO of such shortfall.

            (c) GENERAL LAND FUNCTIONS; LAND TITLE AND LEASE RECORDS. BDSI shall perform all day-to-day general land functions relating to ARO's assets including, without limitation, the maintenance of all oil and gas lease and land files, title conveyances, payment of delay rentals and shut-in well reports. BDSI shall liaise with any outside legal counsel approved by ARO for land and related matters where required and shall provide land information for audit and tax returns.

            (d) CONTRACTS. BDSI shall negotiate all contracts for ARO including, but not limited to loan agreements, leases, AFEs, proposed operations under joint operating agreements, division orders, gas sales contracts, pooling agreements, assignments, gas balancing agreements, farmout and farmin agreements and unit declarations, the purchase of land and the acquisition of permits, easements, rights-of-way and other property rights necessary for ARO's assets, with such persons as may be reasonable or necessary. BDSI shall notify ARO of any significant procurement of materials.

            (e) CONTRACT ADMINISTRATION. BDSI shall administer all agreements of ARO including, without limitation:

                  (i) compliance with insurance requirements established by ARO from time to time;

                  (ii)  establishment and maintenance of bank accounts;

                  (iii) review of all invoices, preparation of recommendations for payment of all, or specified portions, of invoiced costs;

                  (iv) settlement recommendations for any disputes arising from invoices; and

                  (v) delivery of lien waivers, or releases, in form and substance reasonably acceptable to ARO, to lenders under any credit agreement or a title company issuing an owner's or mortgagee's title insurance policy, as may be applicable and compliance with all applicable federal, state and local taxes (including excise and sales taxes) which may be applicable to ARO's assets.

            (f) REPORTING TO AND MEETING WITH ARO. BDSI shall prepare and furnish periodic progress and status reports to ARO and such other reports as ARO may from time to time request. All reports furnished to ARO by BDSI shall be in a form acceptable to ARO, in ARO's reasonable discretion. Additionally, BDSI shall cause its personnel to meet with representatives of ARO from time to time as reasonably requested by ARO to review the reports provided to ARO.

            (g) MANAGEMENT REPORTS. BDSI shall provide ARO with reports which are consistent, in form and substance, with reports prepared by ARO prior to the Parties entering into this Agreement.

            (h) SEC COMPLIANCE. BDSI shall prepare or cause to be prepared all filings necessary or required by the Securities Laws and applicable laws of any exchange upon which the shares of the Company's stock are traded.

            (i) RECORDS. BDSI shall maintain on behalf of ARO all certificates, licenses, permits and approvals from all governmental agencies with jurisdiction over ARO's assets, all contracts (including, without limitation, purchase orders) negotiated with persons providing services in connection with ARO's assets, the results of any tests or analyses obtained in connection with ARO's assets and copies of invoices, checks and other accounting materials related to ARO's assets as may be reasonably requested by ARO for tax and accounting purposes. BDSI shall prepare revisions to the plans and specifications of ARO's assets to reflect the final configuration of ARO's assets and maintain such additional records relating to ARO's assets as may be reasonable or necessary to permit ARO to operate, maintain and, if applicable, further expand the existing ARO assets. All records shall be maintained in strict compliance with all regulatory requirements of the FERC, DOT and any other state, federal or local governmental agency having jurisdiction over all or any portion of ARO's assets.

            (j) AFE'S. Review and make decisions with respect to AFE's proposed by the operators or other interest owners of the properties owned by ARO.

            (k) TECHNICAL AND OPERATIONAL EXPERTISE. Provide ARO with technical and operational expertise to assist ARO in connection with decisions regarding the operations of ARO's assets, including capital expenditures and major repairs and maintenance requirements. BDSI's responsibility in this regard shall include without limitation, the duty to review and timely respond to election notices and AFEs sent by all operators of ARO's assets.

            (l) COMPLIANCE AND REGULATORY FILINGS. Use all reasonable efforts to ensure that ARO complies fully with all federal, state and municipal laws, ordinances, regulations and orders relative to ARO's assets and shall prepare and file all regulatory filings required to be filed by ARO with respect to its assets. BDSI shall use all reasonable efforts to cause the appropriate parties to remedy any violation of any such law, ordinance, rule, regulation or order which comes to its attention and shall promptly notify ARO of any such violation.

            (m) INSURANCE. Provide the necessary insurance for ARO as determined by ARO's Board of Directors or as required under the insurance provisions of the applicable operating agreement for properties owned by ARO to the extent such insurance is not provided to ARO by the operator. Such insurance shall be provided at ARO's cost and expense and the cost of such insurance is not included in the Management Fee.

            (n) MARKETING. Market or cause to be marketed ARO's share of Hydrocarbon production from its properties to the extent ARO has the right to market such production under the terms of the applicable operating agreement. Any third-party costs and expenses incurred in connection with such marketing efforts shall be borne by ARO.

            (o) ADMINISTRATIVE FUNCTIONS. Perform all other reasonable or necessary administrative functions relating to ARO and its assets not specifically set forth in SECTION 3.2, including accounting, engineering, planning, financial, reporting, public relations, governmental, technical services and such other services necessary for ARO to continue its business and operations.

            (p) TAX. Prepare or cause to be prepared all required tax filings and retain all legal and accounting professionals as deemed necessary by BDSI.

            (q) LEGAL PROCEEDINGS. Institute or defend claims and other legal actions or proceedings relating to ARO or its accounts or operations. BDSI shall have the right to select the legal counsel .

            (r) OTHER. Provide such other services and support consistent with the foregoing duties and obligations.

      3.3 SUPERVISION OF BDSI. ARO has entered into this Agreement to delegate the day-to-day management of ARO to BDSI as an agent of ARO subject to the control and supervision of

ARO's Board of Directors and subject to the various provisions contained within this Agreement. The Parties agree that:

            (a) All actions of BDSI undertaken pursuant to this Agreement shall be subject to the general direction of ARO's Board of Directors, and BDSI shall promptly respond to all notices, requests or inquiries from ARO's Board of Directors to permit ARO to direct BDSI's performance of the Management Services. ARO, however, shall not have the right to exercise control over BDSI's day-to-day actions in providing Management Services under this Agreement;

            (b) BDSI shall not be obligated to perform the Management Services or any other or additional act for, or on behalf of, ARO requiring it to incur, directly or indirectly, any cost or expense which is not paid for, or reimbursed by, ARO pursuant to ARTICLE hereof except as provided herein; and

            (c) All activities, duties and responsibilities not specifically retained by ARO are hereby delegated to BDSI; PROVIDED, HOWEVER, that ARO may at any time and from time to time perform activities, duties and responsibilities not specifically delegated to BDSI in this Agreement by notifying BDSI of such activity, duty and responsibility to be performed by ARO.

      3.4 SPECIAL SERVICES. In addition to the Management Services set out in
SECTION 3.2, ARO may request additional services which, if agreed to in writing by BDSI, shall be subject to additional billing in an amount mutually agreed on by BDSI and ARO.

      3.5 FILES AND RECORDS. All files and records maintained by BDSI regarding ARO's assets shall be the property of BDSI. However, ARO shall be entitled to review BDSI's files from time to time during regular business hours and shall be entitled (at ARO's sole cost and expense) to copies of such files to the extent such files affect ARO's assets.

      3.6 BILLING AND PAYMENT. BDSI shall submit an invoice on or before the fifteenth (15th) day of each month. The invoice shall specify the amounts due to BDSI by ARO including, without limitation, the Management Fee for the month and any other amounts which may be due to BDSI by ARO pursuant to this Agreement. All invoices rendered to ARO shall be due and payable within twenty (20) days following receipt thereof.

                                   ARTICLE 4
                                 MANAGEMENT FEE

      4.1 MANAGEMENT FEE. In consideration for the performance of the Management Services by BDSI, ARO shall pay to BDSI a fee (the "MANAGEMENT Fee") equal to ONE MILLION AND NO/100 DOLLARS ($1,000,000) per year, payable in monthly installments of EIGHTY-THREE THOUSAND THREE HUNDRED THIRTY-THREE DOLLARS ($83,333).

      4.2 SUPPLEMENTAL SERVICES FEES. Fees, if any, for special services pursuant to SECTION 3.4 are in addition to the Management Fee.

      4.3 MISCELLANEOUS EXPENSES. The Management Fee shall be inclusive of all reasonable out-of-pocket expenses, administrative support costs (including, without limitation, costs related to the operation of ARO's Metairie, Louisiana office) and other costs other than those specified in this Agreement or charged by outside tax, legal, engineering and other professional advisers appointed by BDSI pursuant to this Agreement or otherwise approved by ARO. Such charges by outside consultants shall be borne directly by ARO or, if paid by BDSI, shall be reimbursed by ARO on receipt of a copy of the relevant invoice from BDSI.

      4.4 REMEDIES FOR FAILURE TO PAY. In the event that ARO shall fail to pay any invoice for the Management Fee or any other amount due to BDSI under this Agreement by the date it is due:

            (a) INTEREST. Except as to any portions of the applicable past due amounts that are subject to a bona fide dispute by ARO of which ARO has advised BDSI in writing, BDSI shall be entitled to receive interest on any such past due amounts at a monthly rate equal to the lesser of (x) the prime rate (or reference rate, as the case may be) per annum of Chase Bank of Texas plus two percent (2%) per annum or (y) the maximum non-usurious rate permitted under applicable law; and

            (b) COST OF COLLECTION. BDSI shall be entitled to receive reimbursement from ARO for any and all costs and expenses incurred in collecting past due amounts from ARO, including without limitation attorney's fees, legal expenses and court costs.

                                   ARTICLE 5
                                    INDEMNITY

      5.1 BDSI'S INDEMNIFICATION. TO THE EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT OR ANY JOINT OPERATING AGREEMENT TO THE CONTRARY, BDSI, FROM AND AFTER THE COMMENCEMENT DATE, SHALL DEFEND, INDEMNIFY AND HOLD ARO HARMLESS FROM AND AGAINST ANY AND ALL DAMAGE, LOSS, COST, EXPENSE, OBLIGATION, CLAIM OR LIABILITY, INCLUDING REASONABLE COUNSEL FEES AND REASONABLE EXPENSES OF INVESTIGATING, DEFENDING AND PROSECUTING LITIGATION (COLLECTIVELY, "LIABILITY") SUFFERED BY ARO AS A RESULT OF (i) ANY MATERIAL BREACH OF THIS AGREEMENT BY BDSI EXCEPT TO THE EXTENT BDSI IS EXCULPATED FROM LIABILITY FROM SUCH BREACH UNDER THE EXPRESS TERMS OF THIS AGREEMENT WHICH PRESCRIBE STANDARDS OF CARE BY WHICH BDSI MUST PERFORM HEREUNDER OR (ii) ANY ACT OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF BDSI.

      5.2 ARO'S INDEMNIFICATION. TO THE EXTENT PERMITTED BY LAW AND NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT OR ANY JOINT OPERATING AGREEMENT TO THE CONTRARY, ARO, FROM AND AFTER THE

COMMENCEMENT DATE, SHALL DEFEND, INDEMNIFY AND HOLD BDSI HARMLESS FROM AND AGAINST ANY AND ALL LIABILITY SUFFERED BY BDSI AS A RESULT OF ITS PERFORMANCE UNDER THIS AGREEMENT, OTHER THAN SUCH LIABILITY THAT ARISES AS A RESULT OF (i) ANY MATERIAL BREACH OF THIS AGREEMENT BY BDSI OR (ii) ANY ACT OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OF BDSI, BUT INCLUDING WITHOUT LIMITATION LIABILITIES ARISING OUT OF THE SOLE OR CONCURRENT NEGLIGENCE (BUT NOT GROSS NEGLIGENCE) OF BDSI OR BDSI'S STRICT LIABILITY OR THE CONDITION OF THE ASSETS.

      5.3 NO ASSUMPTION OF LIABILITIES. BDSI has not assumed or accepted any liability for any of the obligations, debts or liabilities of ARO either related to ARO's assets or otherwise. ARO has not assumed or accepted any liability for any of the obligations, debts or liabilities of BDSI either related to ARO's assets or otherwise.

                                   ARTICLE 6
                                 CONFIDENTIALITY

      The Parties hereto agree to hold the Confidential Information in the strictest of confidence and shall not disclose such Confidential Information to any third Party. Further, each Party agrees not to copy or reproduce the Confidential Information without the prior written consent of the other Party hereto. However, a Party may disclose the Confidential Information to its respective responsible officers, directors, employees, consultants, commercial lenders, and legal counsel, but only to the extent necessary to carry out the purposes for which the Confidential Information was disclosed, and each Party agrees to instruct all such persons not to disclose such Confidential Information to third Parties without the prior written consent of the other Party hereto. The obligations set out in this ARTICLE 6 shall not apply to Confidential Information (if any) which is already known to a Party hereto at the time that it is disclosed, or which, before being divulged by the receiving
Party: (a) has become publicly known through no wrongful act of the receiving Party; (b) has been rightfully received from a third Party without restriction on disclosure and without breach of this ARTICLE 6; (c) has been independently developed by the receiving Party; (d) has been approved for release by written authorization of the non-receiving Party; or (e) has been disclosed pursuant to requirements of a governmental agency, a law, or an order of a court having competent jurisdiction. The Parties hereby acknowledge that the unauthorized disclosure or use of such Confidential Information could cause irreparable harm and significant injury, the extent of which may be difficult or impossible to ascertain. Accordingly, the Parties agree that each shall have the right to seek an immediate injunction enjoining any breach of this ARTICLE 6. The Parties recognize and agree that nothing contained in this Agreement shall be construed as granting any rights, by way of license or otherwise, to any Confidential Information disclosed pursuant to this Agreement. All analyses, compilations, studies and other documents which are prepared for the internal use of a Party and which reflect any of the Confidential Information will be kept confidential to the same extent as the Confidential Information.

                                    ARTICLE 7
                                    CONFLICTS

      ARO acknowledges that BDSI or its affiliates (other than ARO) may own, manage and operate additional oil and gas properties and interest in the future that may compete with ARO's business. Specifically, BDSI or its affiliates (other than ARO) may own or acquire interest in the oil and gas properties comprising ARO's assets or in oil and gas properties adjacent to or in the vicinity of ARO's assets. ARO acknowledges and agrees that neither BDSI or its affiliates shall have no liability or accountability to ARO for any such competing activities or interests or any profits or value generated therefrom.

                                   ARTICLE 8
                                ACCESS AND AUDIT

      8.1 BOOKS AND RECORDS. All books, records, files, data and other information relating to ARO's assets or the operation of this Agreement shall be available for inspection by ARO and its employees and agents during normal business hours on three (3) Business Days prior notice; provided, however, to the extent possible, BDSI shall provide ARO's employees with inspection rights for less substantial reviews upon receipt of reasonable notice.

      8.2 RIGHT TO AUDIT. ARO by itself or through its appointed representatives shall have the right to audit the above mentioned books and records not more than once per year on sixty (60) days prior notice and for twenty four (24) months after the termination of this Agreement.

      8.3 MAINTENANCE OF RECORDS. BDSI shall maintain and make available for the purposes of audit all books and records of account and supporting documentation for a period of at least twenty four (24) months following the end of the year to which they relate. Thereafter they shall be presumed to be correct save to the extent that exceptions have been raised by ARO as a result of any audit. In the event of any dispute, the Parties shall agree on the appointment of an independent, nationally recognized firm of accountants who shall be appointed to adjudicate the dispute and whose decision shall be final and binding in the absence of manifest error. In connection with any such dispute, the unsuccessful Party shall be responsible for all third Party costs incurred with respect to such adjudication and each Party shall be responsible for their own costs incurred in connection with the adjudication of such dispute.

                                   ARTICLE 9
                          RELATIONSHIPS OF THE PARTIES

      9.1 RELATIONSHIPS. BDSI shall perform its duties hereunder as an independent contractor and it is expressly agreed that this Agreement shall not create a partnership, joint venture or association. This Agreement shall not impose a fiduciary duty, or any other heightened standard, upon BDSI in the performance of its duties hereunder. All matters pertaining to the employment, supervision, compensation, promotion and discharge of any employees or personnel of BDSI are the responsibility of BDSI, which is in all respects the employer of such employees. All such employment arrangements are solely BDSI's concern and ARO shall have no liability with respect thereto.

      9.2 TAXATION. This Agreement is not intended to create, and shall not be construed to create, a relationship, a partnership, or an association for profit between or among the Parties. Notwithstanding any provisions herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if for federal income tax purposes, this Agreement and the operation hereunder are regarded as a partnership, each Party thereby affected elects to be excluded from the application of all of the provisions of Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, as amended (the "CODE"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. BDSI is authorized and directed to execute on behalf of each Party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service ("IRS"), including, specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulation 1.761(2). Should there be any requirements that each Party hereby affected give further evidence of this election, each such Party shall execute such documents and furnish such other evidence as may be required by the IRS or as may be necessary to evidence this election. No Party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State or States in which the area covered by this Agreement is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Code, under which an election similar to that provided by Section 761 of the Code is permitted, each Party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each Party states that the income derived by such Party from operations hereunder can be adequately determined without the computation of partnership taxable income.

                                  ARTICLE 10
                          REPRESENTATION AND WARRANTIES

      10.1 REPRESENTATION AND WARRANTIES OF BDSI. BDSI agrees and represents and warrants to ARO as follows:

            (a) ORGANIZATION. BDSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) AUTHORITY AND CONFLICTS. BDSI has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by BDSI does not, and the consummation of the transactions contemplated by this Agreement shall not,
      (i) violate or be in conflict with, or require the consent of any person or entity under, any provision of BDSI's Certificate of Incorporation or other governing documents, (ii) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both, would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which BDSI is a Party or is bound, or (iii) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to BDSI.

            (c) AUTHORIZATION. The execution and delivery of this Agreement have been and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of BDSI.

            (d) ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of BDSI, and constitutes a legal, valid and binding obligation of BDSI enforceable in accordance with its terms, except as enforceability may be limited by Enforceability Limitations.

      10.2 REPRESENTATIONS AND WARRANTIES OF ARO. ARO represents and warrants to BDSI as follows:

            (a) ORGANIZATION. ARO is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and is in good standing under the laws of each other state in which ARO's assets are located.

            (b) AUTHORITY AND CONFLICTS. ARO has full corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement. The execution and delivery of this Agreement by ARO does not, and the consummation of the transactions contemplated by this Agreement shall not,
      (i) violate or be in conflict with, or require the consent of any person or entity under, any provision of ARO's Certificate of Incorporation or other governing documents, (ii) conflict with, result in a breach of, constitute a default (or an event that with the lapse of time or notice, or both would constitute a default) under, or require any consent, authorization or approval under any agreement or instrument to which ARO is a Party that affects ARO's assets, or (iii) violate any provision of or require any consent, authorization or approval under any judgment, decree, judicial or administrative order, award, writ, injunction, statute, rule or regulation applicable to ARO.

            (c) AUTHORIZATION. The execution and delivery of this Agreement have been, and the performance of this Agreement and the transactions contemplated hereby shall be at the time required to be performed hereunder, duly and validly authorized by all requisite corporate action on the part of ARO.

            (d) ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of ARO and constitutes the legal, valid and binding obligation of ARO enforceable in accordance with its terms, except as enforceability may be limited by Enforceability Limitations.

            (e) COMPLIANCE WITH LAW AND PERMITS. To the best of ARO's knowledge except as disclosed in the Investment Agreement, ARO and its assets are in compliance with the provisions and requirements of all laws, rules, regulations, ordinances, orders, decisions and decrees of all governmental authorities having jurisdiction with respect to its assets or the ownership or operation of any thereof. To the best of ARO's knowledge, except as disclosed in the Investment Agreement, all necessary governmental permits, licenses, approvals, consents, certificates and other authorizations with regard to the ownership of its assets have been obtained and maintained in effect and no violations exist or have been recorded in respect of such permits, licenses, approvals, consents, certificates or authorizations. To the best of ARO's knowledge, except as disclosed in the Investment Agreement, none of the documents or materials filed with or furnished to any governmental authority with respect to its assets or the ownership thereof contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements therein not misleading.

                                  ARTICLE 11
                                      TERM

      11.1 TERM. Unless sooner terminated pursuant to this Section 11.1, this Agreement shall be effective as of the Commencement Date and shall continue in force for the remainder of 1999 and all of 2000 and shall continue thereafter for each subsequent calendar year on a year-to-year basis (each calendar year beginning with 1999 being an "AGREEMENT YEAR") until terminated by either BDSI or ARO by providing written notice of such termination thirty (30) days prior to the end of an Agreement Year. This Agreement shall terminate at the close of business on the last day (the "TERMINATION DATE") of the Agreement Year in which proper notice of termination was given by either Party hereto. In addition, in the event either BDSI or ARO fails to comply with any of the terms and conditions of this Agreement or breaches any representation contained herein and such failure or breach continues for ten (10) days after the delivery of written notice, the defaulting party will be liable for any and all costs, expenses, losses or liabilities sustained or incurred by the non-defaulting party. Notwithstanding any termination of this Agreement, BDSI and ARO expressly agree that all provisions of this Agreement that contemplate performance after the expiration or earlier termination hereof shall survive such expiration or earlier termination of this Agreement.

      11.2 HOLD OVER. Notwithstanding the terms of SECTION 12.1 above, if ARO desires it and ARO notifies BDSI in writing of such desire at least fifteen (15) days prior to the scheduled Termination Date, then this Agreement shall be extended and not terminated for a period of up to six (6) calendar months in order to allow ARO to identify and contract with a replacement service provider. During such hold over period, all of the provisions of this Agreement shall apply in a manner modified to be consistent with such shortened Agreement Year; PROVIDED, HOWEVER, BDSI shall be entitled to receive an upwards adjustment of the Management Fee of not less than ten percent (10%) should such period of the extension of this Agreement exceed three (3) calendar months.

                                   ARTICLE 12
                                     NOTICES

      All notices required or permitted under this Agreement shall be in writing and, (i) if by air courier, shall be deemed to have been given one (1) Business Day after the date deposited with a recognized carrier of overnight mail, with all freight or other charges prepaid, (ii) if by telegram, shall be deemed to have been given one Business Day after delivered to the wire service, (iii) if by telex, provided an answer back is received, shall be deemed to have been given when sent, (iv) if mailed, shall be deemed to have been given three (3) Business Days after the date when sent by registered or certified mail, postage prepaid, and (v) if sent by telecopier, shall be deemed to have been given when sent, addressed as follows:

            ARO:        American Resources Offshore, Inc.
                        160 Morgan Street
                        Versailles, Kentucky 40383
                        Attention:  President
                        Telecopier: (606) 873-4689

            BDSI:       Blue Dolphin Services, Inc.
                        801 Travis, Suite 2100
                        Houston, Texas 77002
                        Attention:  G. Brian Lloyd, Vice President
                        Telecopier: (713) 227-7626


      Either Party to this Agreement may change the address provided for above by notifying the other Party in writing at least thirty (30) days prior to the date such address change shall become effective.

                                   ARTICLE 13
                                     GENERAL

      13.1 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY PRINCIPLES OR CONFLICTS OR LAWS.

      13.2 ASSIGNMENT. No assignment of this Agreement or any of the rights or obligations set forth herein by either Party shall be valid without the specific written consent of the other Party.

      13.3 INTEGRATION. This Agreement, the Exhibits hereto and the other agreements to be entered into by the Parties under the provisions of this Agreement, if any, set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated hereby and supersede all prior agreements, prior arrangements and prior understandings relating to the subject matter hereof.

      13.4 WAIVER OR MODIFICATION. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by a duly authorized officer of BDSI and ARO, or, in the case of a waiver or consent, by or on behalf of the Party or Parties waiving compliance or giving such consent. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

      13.5 INVALID PROVISIONS. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement.

      13.6 FORCE MAJEURE. The Parties hereto shall be excused for failure to perform the respective obligations hereunder (other than a failure relating to payment obligations imposed hereunder) to the extent that such failure is directly or indirectly caused by an occurrence commonly known as force majeure, including, without limitation, delays arising from fire, earthquake, flood or other acts of God, acts or orders of a government, agency or instrumentality thereof, acts of a public enemy, riots, embargoes, strikes or other consorted acts of workers, casualties or accidents, failure or delay in deliveries or materials or transportation, shortages of labor or materials, communications failure or any other causes, circumstances or contingencies, that are beyond the reasonable control of the Party unable to perform. The Party claiming a force majeure event shall, to the extent reasonably possible, remedy such force majeure event with all reasonable dispatch.

      13.7 MULTIPLE COUNTERPARTS. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is to be deemed an original, and all of which constitute, collectively, one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

      13.8 DISPUTE RESOLUTION. All disputes among BDSI and ARO arising out of any matters which are the subject of this Agreement shall be resolved through the mediation and binding arbitration procedure set forth in Exhibit A. Compliance with this SECTION 14.8 and the procedures set forth in EXHIBIT A shall constitute a condition precedent to either Party seeking judicial enforcement of any provisions of this Agreement. The Parties agree that the provisions of EXHIBIT A are a severable, independent arbitration agreement separately enforceable from the remainder of this Agreement.

      EXECUTED as of the date first set forth above.

                                    AMERICAN RESOURCES OFFSHORE, INC.


                                    By: /s/ DAVID STETSON
                                    Printed Name: David Stetson
                                    Title: Vice President and General Counsel



                                    BLUE DOLPHIN SERVICES, INC.


                                    By: /s/ JOHN P. ATWOOD
                                    Printed Name: John P. Atwood
                                    Title: Vice President Finance and
                                           Corporate Development

                                    EXHIBIT A

                         ATTACHED TO AND MADE A PART OF
               MANAGEMENT AND ADMINISTRATIVE SERVICES AGREEMENT
                          DATED ________________, 1999,
   BETWEEN BLUE DOLPHIN SERVICES, INC. AND AMERICAN RESOURCES OFFSHORE, INC.

                          DISPUTE RESOLUTION PROCEDURES

Upon the occurrence of any dispute between BDSI and ARO in connection with their rights and obligations under this Agreement, BDSI and ARO will first attempt in good faith to resolve all disputes by negotiations between management level persons who have authority to settle the controversy. If either Party believes further negotiations are futile, such Party may initiate mediation by so notifying the other Party in writing. Both Parties shall then attempt in good faith to resolve the dispute by mediation in Houston, Texas, employing management level persons with authority to settle the dispute, in accordance with the Center for Public Resources Model Procedure for Mediation of Business Disputes, as such procedure may be modified by agreement of the Parties. If the dispute has not been resolved pursuant to mediation within sixty (60) days after initiating the mediation process, the dispute shall be finally resolved through binding arbitration, as follows:

(1) If any dispute or controversy shall arise between the Parties out of this Agreement, the alleged breach thereof or any tort in connection therewith, or out of the refusal to perform the whole or any part thereof, and the Parties shall be unable to agree with respect to the matter or matters in dispute or controversy, the same shall be submitted to arbitration before a panel of arbitrators in accordance with the Texas General Arbitration Act, V.A.C.S. art. 224, ET. SEQ. and the provisions of this EXHIBIT A. The panel of arbitrators shall be chosen as follows: Upon the written demand of either Party and within ten (10) working days from the date of such demand, each Party shall name an arbitrator and these two so named shall promptly thereafter choose a third. If either Party shall fail to name an arbitrator within ten (10) working days from such demand, the other Party shall name the second arbitrator as well as the first, or if the two arbitrators shall fail within ten (10) working days from their appointment to agree upon and appoint the third arbitrator, then upon written application by either Party such third arbitrator may be appointed by the senior Judge in active service of the United States District Court for the Southern District of Texas; and if said Judge shall fail to act, then such third arbitrator shall be appointed by the President of the Center for Public Resources, Inc. The arbitrators selected to act hereunder shall be qualified by education, experience, and training to pass upon the particular matter or matters in dispute.

(2) The panel of arbitrators so chosen shall proceed promptly to hear and determine the matter or matters in dispute, after giving the Parties due notice of hearing and a reasonable opportunity to be heard. The procedure of the arbitration proceedings shall be in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, as may be modified by the panel of arbitrators. Unless otherwise determined by the arbitrators, the hearing and presentations of the Parties shall not exceed two days


                                Exhibit A, Page 0
      cumulative. The location of all arbitration proceedings hereunder shall be Houston, Texas, unless the panel of arbitrators determines that another venue is more appropriate. The award of the panel of arbitrators or a majority thereof shall be made within forty-five (45) days after the appointment of the third arbitrator, subject to any reasonable delay due to unforeseen circumstances. In the event of the panel or a majority thereof failing to make an award within sixty (60) days after the appointment of the third arbitrator, new arbitrators may at the election of either Party be chosen in like manner as if none had been previously selected.

(3) The award of the arbitrators, or a majority thereof, shall be in writing and shall be final and binding on the Parties as to the question or questions submitted, and the Parties shall abide by such award and perform the conditions thereof. The award of the arbitrators shall be based on the applicable law and facts, the merits of the Parties' positions in the controversy or dispute, and the arbitrators' assessment of the fairness and reasonableness of any settlement proposal of any Party. The award shall not provide or create any rights or benefits in any person or entity which is not a Party to this Agreement, as this Agreement and any arbitration thereunder shall not be construed as a third Party beneficiary contract. Unless otherwise determined by the arbitrators, all expenses in connection with such arbitration shall be divided equally between the Parties thereto, except that the expenses of counsel, witnesses, and employees of each Party shall be borne solely by the Party incurring them, and the compensation of any arbitrator named by a Party shall be borne solely by such Party; provided that if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all reasonable associated costs, expenses and attorney's fees of such court proceedings.

(4) The arbitrators shall not be required to explain reasons for the award, but may do so. No transcript or other recording shall be made of the arbitration proceedings. Except (i) in connection with a suit for enforcement of the award, (ii) as required by law, court order or regulation, (iii) when reasonably necessary to explain the terms and conditions of the award to outside attorneys, auditors, and insurers, or
      (iv) as part of good faith compliance with disclosure obligations under applicable law, the arbitration proceedings, the award, and the Parties' actions in connection with the arbitration are confidential and shall not be disclosed to third Parties, and no disclosure of or reference to the arbitration, the award, or of the Parties' statements or actions in connection with the arbitration shall be made to any third Party. All offers, promises, conduct, statements, and evidence, whether oral or written, made in the course of the arbitration by any of the Parties, their agents, employees, experts, or attorneys are confidential. Such offers, promises, conduct, statements, and evidence shall be considered inadmissible under Rule 408 of the Federal Rules of Evidence and any similar state provisions, and shall be inadmissible for any purpose, including impeachment. However, evidence that is otherwise admissible shall not be rendered inadmissible as a result of its use in the arbitration.

(5) The award of the panel of arbitrators and the obligation to abide by same and perform the conditions thereof shall be enforceable in the state district courts in Harris County, Texas, or in any federal court having jurisdiction. Each Party shall bear its own attorneys' fees in


                                Exhibit A, Page 1
      connection with any appeal or enforcement of an arbitration award, or in any other court litigation arising out of this Agreement.

(6) The provisions of this EXHIBIT A shall not limit the obligation of a Party to defend, indemnify of hold harmless the other Party against court proceedings or other claims, losses, damages or expenses as provided in
      Article 5 of the Management and Administrative Services Agreement to which this Agreement is attached as EXHIBIT B.


                                Exhibit A, Page 2